Portions of this exhibit have been redacted pursuant to a request for confidential treatment under Rule 24B-2 of the General Rules and Regulations under the Securities Exchange Act. Omitted information, marked "[*]" in this exhibit, has been filed with the Securities and Exchange Commission together with such request for confidential treatment.

                           MASTER SERVICES AGREEMENT

                                    BETWEEN

                             COORS BREWING COMPANY

                                      AND

                        EDS INFORMATION SERVICES, L.L.C.

                                TABLE OF CONTENTS


Page No.

--------
ARTICLE 1 DEFINITIONS
......................................................................    1
         1.1 Certain Definitions
...........................................................    1
         1.2 Other Definitions
.............................................................    6
ARTICLE 2 TERM
.............................................................................
6
         2.1 Term
..........................................................................    6
         2.2 Renewal Term
..................................................................    6
ARTICLE 3 SERVICES
.........................................................................    7
         3.1 General
.......................................................................    7
         3.2 Resources
.....................................................................    7
         3.3 Recipients of Services
........................................................    7
         3.4 Migration of Service Locations
................................................    8
         3.5
[***].........................................................................
8
         3.6 EDS Services to Others
........................................................    9
         3.7 Transition Services
...........................................................    9
ARTICLE 4 SERVICE LEVELS
...................................................................    9
         4.1 Initial Service Levels
........................................................    9
         4.2 Review of Service Levels
......................................................    9
         4.3 Measurement and Monitoring Tools
..............................................   10
         4.4 Failure to Meet Service Levels
................................................   10
         4.5 Additional Performance Requirements
...........................................   10
ARTICLE 5 TRANSFERS OF EQUIPMENT, FACILITIES AND THIRD PARTY CONTRACTS
.....................   11
         5.1 Transfer of Equipment
.........................................................   11
         5.2 Golden Data Center and Equipment
..............................................   11
         5.3 Third Party Contracts
.........................................................   12
ARTICLE 6 PERSONNEL
........................................................................   15
         6.1 Terms of Employment; Retention Bonuses; 401(k) and Vacation Matters
...........   15
         6.2 Key Transferred Employees
.....................................................   16
         6.3 Key EDS Positions
.............................................................   17
         6.4 Removal of EDS Employees from Coors Account
...................................   17
         6.5 Excessive Turnover
............................................................   18
         6.6 No Employment Offers
..........................................................   18
         6.7 Security
......................................................................   18
         6.8 Safety
........................................................................   18
ARTICLE 7 INTELLECTUAL PROPERTY RIGHTS AND OBLIGATIONS
.....................................   19
         7.1 Coors Software
................................................................   19
         7.2 EDS Software
..................................................................   19
         7.3 Third Party Software
..........................................................   19
         7.4 Other Intellectual Property
...................................................   20
         7.5 Residual Rights
...............................................................   21
         7.6 Non-Infringement
..............................................................   22
         7.7 Disabling Code
................................................................   22
         7.8 EDS Software Warranty
.........................................................   22


Page No.

--------
ARTICLE 8 CONFIDENTIALITY
..................................................................   22
         8.1 Definitions
...................................................................   22
         8.2 Rights, Restrictions and Obligations of the Receiving Party
...................   23
         8.3 Return/Destruction of Confidential Information
................................   25
         8.4 Nondisclosure Agreements
......................................................   25
ARTICLE 9 CONTRACT MANAGEMENT
..............................................................   26
         9.1 Project Executives
............................................................   26
         9.2 Steering Committee
............................................................   26
         9.3 Use of Coors Facilities
.......................................................   26
         9.4 Coors Office Space at Data Center
.............................................   27
         9.5 Meetings
......................................................................   27
         9.6 Reports
.......................................................................   27
         9.7 Procedures Manual
.............................................................   27
         9.8 Technical Change Control
......................................................   28
         9.9 Contract Change Control
.......................................................   28
         9.10 Benchmarking
.................................................................   29
         9.11 Subcontracting
...............................................................   30
ARTICLE 10 AUDITS
..........................................................................   32
         10.1 Audit Rights
.................................................................   32
         10.2 Payments
.....................................................................   32
         10.3 EDS and External Audits
......................................................   32
         10.4 Survival
.....................................................................   32
ARTICLE 11 INSURANCE; RISK OF LOSS
.........................................................   33
         11.1 Required Insurance Coverages
.................................................   33
         11.2 General Insurance Provisions
.................................................   33
         11.3 Risk of Loss
.................................................................   34
ARTICLE 12 CHARGES
.........................................................................   34
         12.1 Charges in Exhibit C
.........................................................   34
         12.2 Managed and Pass-Through Expenses
............................................   34
         12.3 Taxes
........................................................................   35
         12.4 Charges Pursuant to Change Control Procedures
................................   36
         12.5 Significant Events
...........................................................   37
         12.6 Recordkeeping
................................................................   38
         12.7 Coors Payment
................................................................   39
         12.8 Hyperinflation Protection
....................................................   39
         12.9 Gainsharing
..................................................................   40
         12.10 Monthly Current Asset Payment
...............................................   40
ARTICLE 13 INVOICING AND PAYMENT
...........................................................   41
         13.1 Invoices
.....................................................................   41
         13.2 Payment; Late Charges
........................................................   41
         13.3 Proration
....................................................................   41
         13.4 Refunds
......................................................................   42
         13.5 Setoff and Withholding
.......................................................   42
ARTICLE 14 CERTAIN REPRESENTATIONS, WARRANTIES AND COVENANTS
...............................   42
         14.1 Mutual Representations and Warranties
........................................   42


Page No.

--------
         14.2 Coors Representations and Warranties
.........................................   43
         14.3 EDS Representations and Warranties
...........................................   43
         14.4 Mutual Covenants
.............................................................   44
         14.5 EDS Covenants
................................................................   44
ARTICLE 15 INDEMNIFICATION
.................................................................   44
         15.1 Indemnification by EDS
.......................................................   44
         15.2 Indemnification by Coors
.....................................................   45
         15.3 Mutual Indemnification
.......................................................   47
         15.4 Infringement
.................................................................   47
         15.5 Indemnification Procedures
...................................................   47
         15.6 Subrogation
..................................................................   48
ARTICLE 16 LIMITATIONS ON LIABILITY
........................................................   48
         16.1 General Intent
...............................................................   48

[***]...........................................................................
...   49

[***]...........................................................................
...   49
         16.4 Force Majeure
................................................................   49
         16.5 Actions of Other Party
.......................................................   50
         16.6 Uninterruptible Power Supply
.................................................   51
ARTICLE 17 TERMINATION
.....................................................................   51
         17.1 Termination for Cause
........................................................   51
         17.2 Termination for Convenience
..................................................   52
         17.3 Termination Upon Change in Control
...........................................   53
         17.4 Termination for Insolvency
...................................................   53
         17.5 Termination Upon Force Majeure Event
.........................................   54
         17.6 Extension of Expiration/Termination Effective Date
...........................   54
         17.7 Effect of Termination
........................................................   55
         17.8 Expiration/Termination Assistance
............................................   55
         17.9 Purchase of Equipment
........................................................   56
         17.10 EDS Software License
........................................................   57
         17.11 Third Party Contracts
.......................................................   57
         17.12 Offers to EDS Employees
.....................................................   58
         17.13 Return of Confidential Information
..........................................   58
Article 18 DISPUTE RESOLUTION
..............................................................   58
         18.1 General
......................................................................   58
         18.2 Informal Dispute Resolution
..................................................   58
         18.3 Arbitration
..................................................................   59
         18.4 Continued Performance
........................................................   60
         18.5 Applicable Law
...............................................................   60
         18.6 Jurisdiction and Venue
.......................................................   60
         18.7 Fees and Costs
...............................................................   61
         18.8 Remedies
.....................................................................   61
Article 19 MISCELLANEOUS
...................................................................   61
         19.1 Interpretation
...............................................................   61
         19.2 Binding Nature and Assignment
................................................   62
         19.3 Expenses
.....................................................................   62
         19.4 Amendment and Waiver
.........................................................   62


Page No.

--------
         19.5 Further Assurances
...........................................................   63
         19.6 Publicity
....................................................................   63
         19.7 Severability
.................................................................   63
         19.8 Entire Agreement
.............................................................   63
         19.9 Notices
......................................................................   64
         19.10 Survival
....................................................................   65
         19.11 Independent Contractor
......................................................   65
         19.12 No Third Party Beneficiaries
................................................   65
         19.13 Counterparts
................................................................   65

                                    EXHIBITS
                                    --------
Exhibit A                 Services
Exhibit B                 Service Levels
Exhibit C                 Charges
Exhibit D                 Termination Assistance
Exhibit E                 Environmental Health, Safety and General Policies
Exhibit F                 CBC Supplier Toolkit


                                    SCHEDULES
                                    ---------
Schedule 1.1(m)           Certain Coors Application Software
Schedule 1.1(q)           Certain Coors Systems Software
Schedule 3.1              Coors' Information Technology Operating and Capital
Budgets
Schedule 5.1(a)           Transferred Equipment
Schedule 5.1(b)           Bill of Sale
Schedule 5.2(c)           Golden Data Center Assignment
Schedule 5.3(a)(i)        Third Party Software Responsibility Matrix
Schedule 5.3(a)(ii)       Third Party Service Contracts
Schedule 5.3(b)           Prepayments under Assigned Contracts
Schedule 5.3(d)           Cancellable Third Party Contracts
Schedule 6.1(a)           Coors Employees to Receive EDS Employment Offers
Schedule 6.2              Key Transferred Employees
Schedule 6.3              Key EDS Positions
Schedule 9.5              Meetings
Schedule 9.11             Approved EDS Subcontractors
Schedule 12.6             Coors Records Retention Policy
Schedule 17.2             Fees for Termination for Convenience

                            MASTER SERVICES AGREEMENT

         THIS MASTER SERVICES AGREEMENT is entered into effective as of August 1, 2001 (the "Commencement Date") between Coors Brewing Company, a Colorado corporation ("Coors"), and EDS Information Services, L.L.C., a Delaware limited liability company ("EDS").

                                   BACKGROUND

         A. Coors and its Affiliates (as defined below) are in the business of manufacturing, distributing and selling beer and other malt-based beverages. EDS is an independent systems consulting firm which offers systems integration, network and systems operations, data center management, applications development, field services, and management consulting.

         B. Coors desires to obtain from EDS, and EDS desires to provide to Coors, certain information technology services, all subject to and in accordance with the provisions of this Agreement (as defined herein).

                                    AGREEMENT

         Coors and EDS hereby agree as follows:


                                    ARTICLE 1
                                   DEFINITIONS

1.1 Certain Definitions

         In this Agreement, the following terms shall have the indicated meanings:

                  (a) "Affiliate" means, with respect to any specified person or entity, any other person or entity that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the specified person or entity.

                  (b) "Agreement" means this Master Services Agreement and all Schedules.

                  (c) "Applications Software" means those programs and programming (including the supporting documentation and media) that perform in the conduct of the Services specific user related data processing and telecommunications tasks.

                  (d) "Assigned Contracts" has the meaning given in Section 5.3(a).

                  (e) "Benchmarker" has the meaning given in Section 9.10(c).

                  (f) "Business Day" means any day other than a Saturday, Sunday or legal holiday in the State of Colorado.

                  (g) "Change Control Procedures" has the meaning given in
Section 9.9(a).

                  (h) "Commencement Date" has the meaning given in the preamble of this Agreement.

                  (i) "Confidential Information" has the meaning given in
Section 8.1.

                  (j) "Confidential Materials" has the meaning given in
Section 8.1.

                  (k) "Contract Year" means each period during the Term beginning on August 1 and ending on the next July 31; provided, however, that the first Contract Year begins on the Commencement Date and the last Contract Year ends on the effective date of the expiration or termination of the Term.

                  (l) "Control" and its derivatives means the possession, direct or indirect, of at least 50% of the aggregate of all voting equity interests in an entity or equity interests having the right to at least 50% of the profits of an entity or, in the event of dissolution, to at least 50% of the assets of an entity and, in the case of a partnership, also includes the holding by an entity (or one of its Affiliates) of the position of general partner.

                  (m) "Coors Applications Software" means Applications Software owned by Coors or its Affiliates (specifically excluding Third Party Software) and used to provide the Services. A partial list of Coors Applications Software as of the Commencement Date is provided in Schedule 1.1(m).

                  (n) "Coors Competitor" means any person or entity who directly or indirectly, at any time during the Term, has as its primary business the manufacturing and/or distribution of beer and other malt-based beverages, and any Affiliate of such person or entity.

                  (o) "Coors Data" means all information entered in Software or Equipment by or on behalf of Coors its Affiliates or any third party described in Section 3.3 and information derived from such information. The term Coors Data specifically excludes EDS Software, EDS Confidential Information, and Third Party Software licensed by a third party to EDS and used by EDS in performing the Services hereunder.

                  (p) "Coors Software" means Coors Systems Software and Coors Applications Software.

                  (q) "Coors Systems Software" means Systems Software owned by Coors or its Affiliates (specifically excluding Third Party Software) and used to provide the Services. A partial list of Coors Systems Software as of the Commencement Date is provided in Schedule 1.1(q).

                  (r) "Critical Service Level" has the meaning given in
Section 1 of Exhibit B.

                  (s) "Data Center" means (i) the Golden Data Center and (ii) subject to Coors written consent as provided in Section 3.4, any other data center which EDS uses to provide any Services.

                  (t) "Disaster Recovery Plan" means the Coors disaster recovery plan, as it exists on the Commencement Date and is modified or replaced thereafter in accordance with the Change Control Procedures.

                  (u) "Dispute Resolution Committee" has the meaning given in
Section 18.2(a).

                  (v) "EDS Applications Software" means Applications Software owned by EDS or its Affiliates (specifically excluding Third Party Software) and used to provide the Services.

                  (w) "EDS Personnel" means employees of EDS or EDS Subcontractors assigned to perform Services.

                  (x) "EDS Systems Software" means Systems Software owned by EDS or its Affiliates (specifically excluding Third Party Software) and used to provide the Services.

                  (y) "EDS Software" means EDS Applications Software and EDS Systems Software.

                  (z) "EDS Subcontractor" means any contractor or subcontractor of EDS (including, without limitation, individuals engaged as independent contractors) used by EDS to provide any Services.

                  (aa) "Environmental Laws" means any Federal, state or local law, order, regulation, ordinance, code, policy or rule of common law and any judicial or administrative interpretation thereof as of the Commencement Date and as may be amended or modified after the Commencement Date, including, without limitation, any judicial or administrative order, consent decree, or judgment, relating to the environment, health or safety.

                  (bb) "Equipment" means the computer and telecommunications equipment owned or leased by Coors, EDS or their respective Affiliates and used to provide the Services. Equipment includes, without limitation, (i) computer equipment and all associated accessories and peripheral devices, and (ii) telecommunications equipment, including multiplexors, modems, hubs, bridges and routers.

                  (cc) "Force Majeure Events" has the meaning given in
Section 16.4.

                  (dd) "Golden Data Center" means the real property and improvements commonly known as 1819 Denver West Drive, Golden, Colorado.

                  (ee) "Golden Data Center Lease" means the Denver West Office Building Lease between Denver West Office Building No. 26 Venture, as Landlord, and Coors, as Tenant, dated February 1, 1994.

                  (ff) "Hazardous Substance" means (i) any petroleum or petroleum products or fractions thereof, radioactive materials, friable asbestos, urea formaldehyde, foam insulation, radon gas and transformers or other equipment that contains dielectric fluid containing polychlorinated biphenyls, and (ii) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "extremely hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "universal hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import under any applicable Environmental Law.

                  (gg) "Intellectual Property" means all patentable subject matter, copyrights, trademarks, service marks, trade secrets, confidential information and similar subject matter and attendant rights, to the extent protectable by law, whether or not in written form or reduced to practice.

                  (hh) "Key EDS Positions" has the meaning given in Section 6.3.

                  (ii) "Key Transferred Employees" has the meaning given in
Section 6.2.

                  (jj) "Losses" means all losses, liabilities, damages and claims, and all related costs and expenses (including any and all reasonable legal fees and reasonable costs of investigation, litigation, settlement, judgment, appeal, interest and penalties) incurred by an indemnified party hereunder in connection with an indemnified claim.

                  (kk) "Managed Expenses" means the actual invoiced amounts (excluding any EDS administrative fee or overhead charges) charged to Coors by third parties that Coors has agreed to pay, after the accuracy of such invoiced amount is first validated by EDS.

                  (ll) "Parties" means Coors and EDS, and "Party" means either one of them.

                  (mm) "Pass-Through Expenses" means the actual invoiced amounts (excluding any EDS administrative fee or overhead charges) charged to EDS by third parties for which Coors has agreed to reimburse EDS.

                  (nn) "Procedures Manual" has the meaning given in
Section 9.7(a).

                  (oo) "Project" has the meaning given in Section 8.1 of Exhibit A.

                  (pp) "Project Executive" has the meaning given in
Section 9.1.


                  (qq) "Retention Bonus" has the meaning given in
Section 6.2(b).

                  (rr) "Schedules" means any schedule, exhibit, agreement or other document either (i) attached to this Master Services Agreement, (ii) executed by the Parties concurrently with this Master Services Agreement or on the Commencement Date, or (iii) executed by the Parties at any time hereafter, if such document states that it is a Schedule to this Master Services Agreement.

                  (ss) "Service Credit" has the meaning given in Section 1 of Exhibit B.

                  (tt) "Service Level" has the meaning given in Section 1 of Exhibit B.

                  (uu) "Service Level Termination Event" has the meaning given in Section 1 of Exhibit B.

                  (vv) "Service Tower" has the meaning given in Section 1.3 of Exhibit A.

                  (ww) "Services" has the meaning given in Section 3.1.

                  (xx) "Software" means Applications Software and Systems Software.

                  (yy) "Steering Committee" has the meaning given in
Section 9.2.

                  (zz) "Systems Software" means (i) those programs and programming (including the supporting documentation and media) that perform in the conduct of the Services tasks basic to the functioning of the Equipment and which are required to operate and maintain the Applications Software, and (ii) all other programs and programming that do not constitute Applications Software, including without limitation mainframe/midrange operating systems, LAN server/desktop operating systems, network operating systems, systems utilities, development and testing environments, and tools, data security software and telecommunications monitors.

                  (aaa) "Term" has the meaning given in Sections 2.1 and 2.2.

                  (bbb) "Termination Assistance" has the meaning given in
Section 17.8(a).

                  (ccc) "Third Party Applications Software" means Applications Software licensed pursuant to a Third Party Applications Software License.

                  (ddd) "Third Party Applications Software Licenses" means, collectively, (i) the licenses pursuant to which a third party licenses to Coors or an Affiliate immediately before the Commencement Date or during the Term Applications Software used to provide any Services and (ii) the licenses pursuant to which a third party licenses to EDS before or during the Term Applications Software used to provide any Services, including in each case any associated maintenance, support, upgrade, subscription and similar agreements.

                  (eee) "Third Party Consents" has the meaning given it in
Section 5.3(e).

                  (fff) "Third Party Contracts" means, collectively, Third Party Applications Software Licenses, Third Party Systems Software Licenses and Third Party Service Contracts.

                  (ggg) "Third Party Service Contracts" means, collectively, (i) the agreements between Coors or its Affiliate and a third party pursuant to which the third party is providing to Coors or its Affiliate immediately before the Commencement Date or, with respect to Managed Contracts listed on Schedule 5.3(a)(ii), during the Term) any goods or services included within the Services and (ii) the agreements between EDS and a third party pursuant to which the third party is providing to Coors or EDS at any time during the Term any goods or services included within the Services. Third Party Service Contracts specifically includes Equipment leases and telecommunications agreements, and specifically excludes Third Party Applications Software Licenses Third Party Systems Software Licenses and the Golden Data Center Lease.

                  (hhh) "Third Party Software" means, collectively, Third Party Applications Software and Third Party Systems Software.

                  (iii) "Third Party Systems Software" means Systems Software licensed pursuant to a Third Party Systems Software License.

                  (jjj) "Third Party Systems Software Licenses" means, collectively, (i) the licenses pursuant to which a third party licenses to Coors or an Affiliate immediately before the Commencement Date (or, with respect to Systems Software identified as a Managed Contract on Schedule 5.3(a)(i), during the Term) Systems Software used to provide any Services and (ii) the licenses pursuant to which a third party licenses to EDS before or during the Term Systems Software used by EDS to provide any Services, including in each case any associated maintenance, support, upgrade, subscription and similar agreements.

                  (kkk) "Transferred Employees" has the meaning given in
Section 6.1.

                  (lll) "Transferred Equipment" has the meaning given in
Section 5.1(a).

                  (mmm) "Transition Services" has the meaning given in
Section 3.7.

                  (nnn) "Unidentified Third Party Contract" has the meaning given in Section 5.3(f).

1.2 Other Definitions

         Other terms used in this Agreement are defined where they first appear and have the respective meanings there indicated.

                                    ARTICLE 2
                                      TERM

2.1 Term

         The term of this Agreement (the "Term") shall begin at 12:01 a.m. Colorado time on the Commencement Date and shall end at 11:59 p.m. Colorado time on July 31, 2006, unless earlier terminated or extended in accordance with the provisions of this Agreement.

2.2 Renewal Term

         Coors shall have the option to extend the Term for an additional one
(1) year, to July 31, 2007, by delivering written notice of such extension to EDS at least one hundred eighty (180) days before the fifth (5th) anniversary of the Commencement Date. If Coors has exercised such option, Coors shall have the additional option to extend the Term for a second one (1) year period, to July 31, 2008, by delivering written notice of such extension to EDS at least one hundred eighty (180) days before the sixth (6th) anniversary of the Commencement Date. All of the terms of this Agreement shall continue to apply without change during any extension period(s), and "the Term" as used in this Agreement shall refer to both the original five (5) year term of this Agreement and any extension(s) thereof.


                                    ARTICLE 3
                                    SERVICES

3.1 General

         Throughout the Term, EDS shall provide and perform (i) the services, functions and responsibilities described in this Agreement (including without limitation Exhibit A), as it may be amended and supplemented from time to time pursuant to the Change Control Procedures; (ii) the services, functions and responsibilities provided or performed at any time during the twelve (12) months immediately preceding the Commencement Date by the personnel who were displaced or whose functions were displaced as a result of this Agreement (provided that those services, functions and responsibilities were not discontinued by Coors during such period with the intent that such discontinuation be permanent);
(iii) except as expressly provided otherwise in this Agreement, the services, functions and responsibilities which, prior to the Commencement Date, are documented as being funded by the Coors' Information Technology Operating Budget and/or the Coors Information Technology Capital Budget which budgets are attached hereto as Schedule 3.1; and (iv) any services, functions or responsibilities not specifically described in clauses (i) (ii) or (iii) but inherent in or necessary for the proper provision and performance of such services, functions and responsibilities (the services, functions and responsibilities described in clauses (i), (ii) (iii) and (iv) are referred to collectively as the "Services"). Pursuant to Section 9.9 (Contract Change Control), EDS shall be responsive to the current and future information technology requirements of Coors. EDS shall provide, and Coors shall receive, the Services in accordance with all of the terms of this Agreement.

3.2 Resources

         Except as otherwise expressly provided in this Agreement, EDS shall provide, [***] all of the facilities, personnel, Equipment, Software, services and other resources necessary to provide the Services. Subject to the approval rights granted to Coors in this Agreement, EDS shall maintain, expand, extend, upgrade and replace [***] all such resources (including, without limitation, any resources sold, transferred or assigned to EDS pursuant to this Agreement) as necessary to provide the Services.

3.3 Recipients of Services

         EDS shall provide the Services, throughout the Term, to Coors, its present and future Affiliates, and such other third parties as Coors may authorize from time to time in the ordinary course of business to receive Services. Coors acknowledges and agrees that the foregoing is not intended to permit Coors to resell or wholesale the Services to non-Affiliate third parties. Coors and EDS shall each have all of the same rights and obligations with respect to Services provided to Coors Affiliates and other authorized third parties as they do with respect to Services provided to Coors. EDS is authorized to deal exclusively with Coors in connection with any Services to be provided to Coors' Affiliates or other authorized third parties. EDS' provision of the Services to entities that are not receiving the Services as of the Commencement Date will be subject to Sections 9.9 and 12.4.

3.4 Migration of Service Locations

         (a) Except as set forth in Attachment A-12 to Exhibit A and in Section
2.1 of Exhibit A, throughout the Term EDS shall provide the Services from the locations from which each of such Services is currently provided unless Coors approves the migration of such Services to one or more other locations.

         (b) Each migration of Services to another location shall be conducted by [***] pursuant to a written migration plan prepared by EDS and approved by Coors. Each migration plan shall describe in detail how EDS shall perform the migration and any assumptions and dependencies relating to EDS' performance of such migration, including any obligations of Coors. Any breach of such migration plan by EDS shall constitute a breach of this Agreement. Unless otherwise expressly provided in this Agreement, each Party's obligations contained in this Agreement, including, without limitation, EDS' obligation to meet Service Levels, shall continue to apply during and after each such migration. [***] and, provided further, that any migration of Services to a new platform and/or any change to or addition of Applications Software shall be done pursuant to the Change Control Procedures.

3.5 [***]

         [***] Any exercise by Coors of the rights granted in the preceding sentence shall not affect any applicable Minimum Revenue Commitment set forth in Exhibit C. Coors shall have no obligation to obtain from EDS any services which do not fall within the definition of Services. EDS shall cooperate with Coors and Coors' contractors to allow the proper performance of any services (whether or not included within the definition of Services) being provided internally by Coors or by such third party contractors. Such cooperation shall include, without limitation, providing access to any Services reasonably necessary for Coors or such contractors to perform their work, and providing (subject to Section 14.5) such information regarding the operating environment, system constraints and other operating parameters reasonably necessary for the work performed by Coors or such contractors to be compatible with the Services provided by EDS. Under no circumstances shall EDS be obligated to provide such third party contractors with access to, or use of, any information of EDS' other clients.

3.6 EDS Services to Others

         Subject to the other provisions of this Agreement, including, without limitation, Section 6.3(d) (Key EDS Positions), Article 7 (Intellectual Property Rights) and Article 8 (Confidentiality), EDS shall have the right to provide services (including services that are the same as or similar to the Services) to third parties during the Term.

3.7 Transition Services

         EDS shall complete the Services summarized in Attachment A-12 to Exhibit A (the "Transition Services") by the dates set forth therein. Within fifteen (15) days after the Commencement Date, EDS shall deliver to Coors for review and comment a draft of a plan (the "Transition Plan") describing in detail how EDS shall perform the Transition Services and any assumptions and dependencies relating to EDS' performance of the Transition Services, including any obligations of Coors. The Transition Plan shall describe the activities EDS proposes to undertake in order to provide the Transition Services. EDS shall incorporate any reasonable comments and suggestions made by Coors and shall deliver a revised Transition Plan within five (5) days after EDS' receipt of Coors' comments. The final Transition Plan shall be subject to Coors' approval. Any breach of the Transition Plan by EDS shall constitute a breach of this Agreement. Unless otherwise expressly provided in this Agreement, all of EDS' obligations contained in this Agreement, including, without limitation, the obligation to meet Service Levels, shall continue to apply during implementation of the Transition Plan. [***]

                                    ARTICLE 4
                                 SERVICE LEVELS

4.1 Initial Service Levels

         Exhibit B establishes Service Levels for certain specified Services and groupings of Services. With respect to each Service or groupings of Services which has an associated Service Level, EDS shall provide such Service or groupings of Services throughout the Term (except as otherwise provided in Exhibit B) in a manner which meets or exceeds such associated Service Level.

4.2 Review of Service Levels

         Six (6) months after the Commencement Date and at least annually thereafter, the Parties shall jointly review the Service Levels and adjust them to reflect any improved performance capabilities associated with advances in the technology and methods used to perform the Services. The Parties acknowledge that they will reasonably attempt to continuously improve the Service Levels identified in Exhibit B throughout the Term, by mutual agreement, and that they will reasonably attempt to jointly identify and add to Exhibit B additional Service Levels and associated Service Credits during the Term. Throughout the Term, EDS shall identify and notify Coors of commercially reasonable methods of improving the Service Levels.

4.3 Measurement and Monitoring Tools

         EDS shall implement any measurement and monitoring tools and procedures necessary to measure its performance of the Services and compare such performance to the Service Levels. Upon Coors' request, EDS shall provide Coors or its auditors with any information and access to the measurement and monitoring tools reasonably necessary to measure EDS' performance against the Service Levels.

4.4 Failure to Meet Service Levels

         (a) EDS acknowledges that its failure to meet one or more Service Levels may have a material adverse effect on the business and operations of Coors and that the actual amount of damage sustained by Coors because of such failure would be impracticable or extremely difficult to fix. Accordingly, each time EDS fails to meet a Service Level for reasons other than those specified in
Section 4.4(c), Coors shall have the option, but not the obligation [***] Regardless of whether Coors exercises its option to [***] with respect to any failure, Coors shall also have any [***] remedies available to Coors under this Agreement, at law, or in equity.

         (b) Each time EDS fails to meet a Service Level, EDS shall: (i) investigate the root cause(s) of the failure and deliver to Coors a written report identifying such root cause(s) within the applicable time frame specified in Section 4(b) of Exhibit B; (ii) use its best efforts (with respect to failures to meet Critical Service Levels) or commercially reasonable efforts (with respect to failures to meet Standard Service Levels, as defined in Exhibit
B) to correct the problem and to begin meeting such Service Level as soon as practicable; and (iii) at Coors' request, advise Coors of the status of such corrective efforts.

         (c) EDS shall not be liable for [***] to the extent that EDS can demonstrate that its failure to meet a Service Level is attributable to (i) a Force Majeure Event, or (ii) actions or omissions of Coors or its agents, employees or contractors (excluding agents, employees or contractors of EDS), provided that EDS has provided Coors with notice of such actions or omissions and the consequences thereof immediately after becoming aware of them and has used reasonable efforts to perform notwithstanding such actions or omissions.

4.5 Additional Performance Requirements

         (a) With respect to any Service or obligation which does not have an associated Service Level, EDS shall perform such Service or obligation with a level of accuracy, quality, completeness, timeliness and responsiveness which meets or exceeds the higher of (i) the level of performance generally achieved by Coors in the six (6) months immediately before the

Commencement Date or (ii) generally accepted industry standards for services that are similar in scope and price to the Services. EDS shall perform all Services and obligations promptly, diligently, and in a workmanlike and professional manner, using qualified individuals. Each time Coors notifies EDS that Coors believes EDS has failed to meet the applicable standard set forth in the preceding sentence, EDS shall: (A) investigate the root cause(s) of the failure and deliver to Coors a written report identifying such root cause(s) within the applicable time frame specified in Section 4(b) of Exhibit B; (B) use commercially reasonable efforts to correct the problem and to begin performing such obligation in the required manner as soon as practicable; and (C) at Coors' request, advise Coors of the status of such corrective efforts.

                  (b) As one of several ways of measuring EDS' compliance with this Section, on the six (6) month anniversary of the Commencement Date and every twelve (12) months thereafter during the Term, EDS shall conduct the survey described in Section 10.15.2 of Exhibit A. [***]

                                    ARTICLE 5
          TRANSFERS OF EQUIPMENT, FACILITIES AND THIRD PARTY CONTRACTS

5.1 Transfer of Equipment

                  (a) On the Commencement Date, Coors shall transfer or cause to be transferred to EDS, and EDS shall receive from Coors or its Affiliates, the equipment, leasehold improvements and fixtures listed and/or described on
Schedule 5.1(a) (the "Transferred Equipment"). Except as set forth in Section 14.2(a) (Coors Representations and Warranties), Coors and its Affiliates are transferring the Transferred Equipment, and EDS is receiving the Transferred Equipment, "AS IS, WHERE IS," WITHOUT WARRANTIES OF ANY KIND, AND SPECIFICALLY WITHOUT ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. On the Commencement Date, Coors shall also assign to EDS, and cause its Affiliates to assign to EDS, their respective rights under any manufacturer warranties relating to the Transferred Equipment, to the extent such an assignment is permitted by such warranties.

                  (b) On the Commencement Date Coors shall deliver to EDS or its designee one or more bills of sale in the form attached as Schedule 5.1(b), and EDS shall deliver to Coors, via wire transfer, [***]

5.2 Golden Data Center and Equipment

                  (a) On the Commencement Date, Coors shall assign to EDS, and EDS shall assume from Coors, Coors' interest in the Golden Data Center Lease and the Golden Data Center. Except as set forth in Section 14.2(c) (Coors Representations and Warranties), Coors is assigning the Golden Data Center Lease and its interest in the Golden Data Center, and EDS is assuming the Golden Data Center Lease and Coors' interest in the Golden Data Center, "AS IS, WHERE IS," WITHOUT WARRANTIES OF ANY KIND, AND SPECIFICALLY WITHOUT

ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. EDS acknowledges that, subject to Section 15.2(a) (Indemnification by Coors) and
Section 15.3 (Mutual Indemnification): (i) it is relying solely upon its own inspections, investigations and analyses of the Golden Data Center, including, without limitation, regarding the use, storage, treatment, or disposal of Hazardous Materials (as defined in the Golden Data Center Lease) thereon; (ii) Coors has granted it appropriate access and opportunity to conduct such inspections, investigations and analyses of the Golden Data Center; and (iii) it is not relying in any way upon any representations, statements, agreements, warranties, studies, reports, descriptions, guidelines, or other information or material of Coors or its representatives, whether oral or written, express or implied, of any nature whatsoever regarding the Golden Data Center Lease or the Golden Data Center, including, without limitation, regarding the use, storage, treatment, or disposal of Hazardous Substances thereon, except as expressly set forth in Section 14.2(c) (Coors Representations and Warranties).

                  (b) Coors shall allow EDS to use [***], on an "AS IS WHERE IS" basis, the furniture located at the Golden Data Center on the Commencement Date during such time as EDS is providing Services to Coors from the Golden Data Center. During such time period, EDS shall maintain such furniture at its expense in the same condition it is in on the Commencement Date, reasonable wear and tear excepted, and shall not remove such furniture from the Golden Data Center. Coors shall remove such furniture from the Golden Data Center upon expiration of such time period.

                  (c) On or before the Commencement Date, Coors and EDS shall each execute and deliver to the other an Assignment of Lease and Consent to Assignment of Lease in the form of Schedule 5.2(c) attached to this Agreement (the "Golden Data Center Assignment"), and on or before the Commencement Date the Parties shall cause the lessor under the Golden Data Center Lease to execute and deliver to Coors the Golden Data Center Assignment. Any amounts paid by Coors pursuant to the Golden Data Center Lease and attributable to the period on or after the Commencement Date shall be handled in the manner described in
Section 5.3(b).

5.3 Third Party Contracts

                  (a) Subject to EDS having received any Third Party Consents, as of the Commencement Date Coors shall assign to EDS, and EDS shall assume from Coors, the following (collectively, the "Assigned Contracts"):

                           (i) the Third Party Software Licenses and Third Party
Software listed on Schedule 5.3(a)(i) for which EDS is identified as the licensee; and

                           (ii) the Third Party Service Contracts used by Coors
immediately before the Commencement Date to provide any services included within the Services, as such contracts are listed on Schedule 5.3(a)(ii), excepting therefrom those contracts identified on Schedule 5.3(a)(ii) as "Managed Contracts."

Regardless of whether EDS has obtained a Third Party Consent with respect to any Assigned Contracts, on and after the Commencement Date (i) with respect to Assigned Contracts listed on Schedule 5.3(a)(i), each Party shall have the obligations described in Section 7.3(a) relating to periods on or after the Commencement Date, and (ii) with respect to Assigned Contracts listed on Schedule 5.3(a)(ii), EDS shall fulfill all of the payment and other obligations formerly imposed on Coors relating to periods on and after the Commencement Date. EDS shall have operational, administrative and financial responsibility for all Assigned Contracts listed on Schedule 5.3(a)(ii). EDS shall have operational and administrative responsibility and Coors shall have financial responsibility for Third Party Service Contracts identified on
Schedule 5.3(a)(ii) as "Managed Contracts." If EDS is unable to obtain any such Third Party Consent, it shall identify and adopt, [***] subject to Coors' prior approval, such alternative approaches as are necessary to provide the Services without such Third Party Consent.

                  (b) Beginning in September 2001 and continuing each month thereafter through August 2002, EDS shall pay to Coors by wire transfer on the first Business Day of the month the amount set forth in Exhibit C-7 for such month in consideration of payments made by Coors under the contracts listed on
Schedule 5.3(b) attributable to the period on or after the Commencement Date.

                  (c) Subject to EDS having received any Third Party Consents, as of the Commencement Date Coors shall grant to EDS, for the sole purpose of providing the Services (and to the extent necessary for EDS to provide the Services), rights of access to, and use of:

                           (i) the Third Party Software Licenses and Third Party
Software listed on Schedule 5.3(a)(i) for which Coors is identified as the licensee; and

                           (ii) the Third Party Service Contracts identified on
Schedule 5.3(a)(ii) as "Managed Contracts."

If EDS is unable to obtain any such Third Party Consent, it shall identify and adopt, at its expense, subject to Coors' prior approval, such alternative approaches as are necessary to permit EDS to provide the Services without such Third Party Consent or otherwise to eliminate the need for such Third Party Consent.

                  (d) Schedule 5.3(d) lists contracts which, at Coors' option, Coors may cancel, or otherwise deal with. EDS shall provide the Services without the benefit or use of such contracts.

                  (e) Subject to clause (f) below, on or before the Commencement Date EDS shall obtain: (i) from each third party to an Assigned Contract any required consent by such third party to the assignment to and assumption by EDS of such Assigned Contract; and (ii) from each third party to a Third Party Contract for which a right of access and use is granted to EDS in Section 5.3(c), any required consents by such third party to EDS' access to and use of such Third Party Contract (collectively, the "Third Party Consents"). EDS shall use commercially reasonable efforts to minimize the cost of any Third Party Consents and shall identify to Coors any practical ways to eliminate the need for such Third Party Consents. In connection with each Assigned Contract, EDS shall use commercially reasonable efforts to obtain a complete release of Coors with respect to all obligations arising under the related Assigned Contract on or after the Commencement Date. [***]

[***]

                  (f) With respect to any Third Party Contract which is not listed on Schedule 5.3(a)(i), 5.3(a)(ii), or 5.3(d) (an "Unidentified Third Party Contract"), the following shall apply:

                           (i) if the Unidentified Third Party Contract is a
Third Party Service Contract, such Unidentified Third Party Contract shall be retained or cancelled by Coors unless the Parties mutually agree that such contract be assigned to EDS on terms and conditions mutually agreeable to the Parties, in which case the Unidentified Third Party Contract shall be added to the appropriate portion of Schedule 5.3(a)(ii), as agreed by the Parties;

                           (ii) if the Unidentified Third Party Contract is a
Third Party System Software License or a Third Party Applications Software
License: (A) EDS shall, at Coors' request, obtain any applicable Third Party Consent (either a consent to assignment of the contract to EDS (with respect to Third Party System Software Licenses), or (with respect to Third Party Applications Software Licenses), a consent to EDS' access to and use of the Third Party Applications Software subject to such Third Party Applications Software License during the Term); (B) EDS shall use commercially reasonable efforts to minimize the cost of any required Third Party Consent (including identifying to Coors any practical ways to eliminate the need for such Third Party Consents), (C) as soon as such Third Party Consent has been obtained, or determined to be unnecessary, the Third Party Systems Software License or the Third Party Applications Software licensed pursuant to the Third Party Applications Software License shall be added to the appropriate section of
Schedule 5.3(a)(i) (in the case of unidentified Third Party Applications Software Licenses to the "Managed Contracts" section of such Schedule, and in the case of unidentified Third Party Systems Software Licenses to such Schedule, but not as "Managed Contracts"); (D) on Schedule 5.3(a)(i) EDS shall be designated as the licensee of any unidentified Third Party Systems Software License added to Schedule 5.3(a)(i) pursuant to clause (C) and Coors shall be designated the licensee of any unidentified Third Party Applications Software License added to Schedule 5.3(a)(i) pursuant to clause (C); (E) on Schedule 5.3(a)(i) EDS shall be assigned operational and administrative responsibility and Coors shall be assigned all financial responsibility for any unidentified Third Party Software License added to Schedule 5.3(a)(i) pursuant to clause (C); and (F) [***] If EDS is unable to obtain any such Third Party Consent, it shall identify and adopt [***], subject to Coors' prior approval, such alternative approaches as are necessary to permit EDS to provide the Services without such Third Party Consent or otherwise to eliminate the need for such Third Party Consent.

                  [***]

                                    ARTICLE 6
                                    PERSONNEL

6.1 Terms of Employment; Retention Bonuses; 401(k) and Vacation Matters

                  (a) On or before the Commencement Date, EDS shall have offered at-will employment to each Coors employee listed on Schedule 6.1(a). Each such offer shall be in writing, shall be contingent upon execution of this Agreement, and shall offer (i) a base salary equal to or greater than the base salary paid by Coors immediately before the Commencement Date, and (ii) a total compensation package (excluding any applicable Retention Bonus) comparable to the total compensation package provided by Coors immediately before the Commencement Date.
Schedule 6.1(a) specifies the adjustment that shall be made to the base salary offered to each Coors employee listed on Schedule 6.1(a) in order to provide such employee with a total compensation package (excluding any applicable Retention Bonus) comparable to the total compensation package provided by Coors immediately before the Commencement Date, and the Parties acknowledge and agree that no other adjustments shall be necessary for EDS to comply with the requirements of Section 6.1(a)(ii). EDS shall give each such employee who accepts such offer (a "Transferred Employee") full credit under all EDS seniority-based benefits plans (including, without limitation, vacation, 401(k) and other retirement plans, severance and employee stock purchase plans) for years of service at Coors or elsewhere to the same extent that Coors had given credit for that employee's years of service, and shall permit the Transferred Employees to participate in all benefit plans in which similarly situated EDS employees participate. Any pre-existing condition limitations for conditions covered by EDS' health benefits plans and waiting periods under EDS benefit plans shall be waived for all Transferred Employees. EDS shall grant each Transferred Employee the same rights and opportunities for advancement, and the same increases in compensation, as are provided to similarly situated employees currently employed by EDS.

                  (b) Coors shall pay to each Transferred Employee his or her accrued vacation obligation, in accordance with Coors' standard policies and procedures for such payments, and subject to standard tax withholding requirements. On the Commencement Date, EDS shall grant to each Transferred Employee paid vacation leave for the remainder of the 2001 calendar year in an amount equal to: (i) the total yearly amount of paid vacation leave each such Transferred Employee accrued at Coors on January 1, 2001, multiplied by (ii) the percentage of calendar year 2001 remaining after the Commencement Date. Beginning on January 1, 2002, each Transferred Employee shall accrue vacation in accordance with generally-applicable EDS policies based on such Transferred Employee's years of service; provided, however, that for so long as any Transferred Employee continues to work on the Coors account such Transferred Employee shall accrue vacation at an annual rate not less than the annual rate at which he or she had accrued vacation as of the day before the Commencement Date.

                  (c) On the Commencement Date, or as soon after the Commencement Date as is reasonably practicable, Coors shall cause the Coors Savings and Investment Plan (the "Coors Plan") to transfer to the EDS 401(k) Plan (the "EDS Plan") an amount in cash and in promissory notes (to the extent participant loans have been made from the Coors Plan) equal to the account balances in the Coors Plan of those Transferred Employees who elect to transfer their balances to the EDS Plan (the "Plan Transfer"), valued as of the most recent valuation date preceding the date the transfer is made to the EDS Plan (but no earlier than the Commencement
Date). The Plan Transfer shall be accomplished in full compliance with the applicable provisions of ERISA, the Internal Revenue Code, and the regulations and rules promulgated thereunder with respect to elective transfers and each Party shall cooperate fully to effect the Plan Transfer. To the extent practicable, the Plan Transfer shall be accomplished by way of a single transfer of plan assets (either cash or promissory notes) and shall not occur until the Transferred Employees' account balances under the Coors Plan have been determined, except to the extent that subsequent transfers between the two trusts are required to reconcile any errors in the calculations or data. EDS shall collect loan repayments through regular payroll deduction for those Transferred Employees who have loans from the Coors Plan outstanding as of the Commencement Date, and EDS shall administer the collection, accounting and transmission of such monies as directed by the EDS Plan. Transferred Employees shall not accrue any benefits under the Coors Plan as of any date after the Commencement Date (unless reemployed by Coors or its ERISA affiliates). EDS agrees that once the Plan Transfer has been made, the sole and exclusive responsibility for providing benefits accrued by the Transferred Employees under the Coors Plan as of the transfer date and transferred to the EDS Plan shall be that of the EDS Plan and EDS. Transferred Employees shall be required to sign new salary deferral agreements with respect to the EDS Plan.

                  (d) Coors shall be responsible for all claims with respect to Transferred Employees and their dependents incurred prior to the Commencement Date to the extent provided under Coors' applicable benefit plans. EDS shall be responsible for all claims with respect to Transferred Employees and their dependents incurred on or after the Commencement Date to the extent provided under EDS' applicable benefit plans.

                  (e) Nothing in this Agreement shall be deemed to create an employment contract with any Coors employee or to grant any such employee any rights under this Agreement as a third party beneficiary.

6.2 Key Transferred Employees

                  (a) EDS acknowledges that the Transferred Employees identified in Schedule 6.2 (the "Key Transferred Employees") are critical to providing the Services during the initial portion of the Term. EDS shall not, for the period set forth next to such Key Transferred Employee's name in Schedule 6.2, without Coors' prior written approval: (i) transfer such Key Transferred Employee from the Coors account to another position within EDS or an EDS Affiliate, or (ii) provide any Service performed by such Key Transferred Employee from a facility other than the facility at which such Key Transferred Employee worked on the date immediately preceding the Commencement Date. [***} For purposes of the foregoing sentence, the term "cause" means (1) breach of any agreement entered into between the employee and EDS; (2) misconduct; (3) failure to follow EDS' policies, directives or orders applicable to EDS employees holding comparable positions; (4) intentional destruction or theft of EDS property or falsification of EDS documents; (5) failure or refusal to faithfully, diligently, and competently perform the usual and customary duties associated with the employee's position; (6) conviction of a felony or any crime involving moral turpitude; or (7) violation of the EDS Code of Conduct.

                  (b) EDS shall pay on the three (3), six (6), nine (9) and twelve (12) month anniversaries of the Commencement Date to each Key Transferred Employee identified in a side letter between EDS and Coors dated as of July 23, 2001 who (i) remains employed by EDS on such date, (ii) has been dedicated to the Coors account between the Commencement Date and such date, and (iii) has performed his or her responsibilities at a satisfactory level during such period, the amount set forth in such side letter (the "Retention Bonus"). EDS shall pay when due to the appropriate government authority any payroll taxes applicable to the Retention Bonuses, and shall make any other deductions required by law or approved by the Key Transferred Employee.

6.3 Key EDS Positions

                  (a) EDS acknowledges that the personnel filling the positions identified in Schedule 6.3 (the "Key EDS Positions") are critical to providing the Services throughout the Term. Coors may change or add to the Key EDS Positions from time to time during the Term with EDS' consent. EDS shall cause the personnel filling the Key EDS Positions to devote to the provision of the Services the time and effort described in Schedule 6.3.

                  (b) The individuals who will fill the Key EDS Positions on the Commencement Date are listed in Schedule 6.3. EDS shall not, from the date an individual first fills a Key EDS Position until completion of the period set forth next to such Key EDS Position in Schedule 6.3, without Coors prior written approval, transfer any individual from such Key EDS Position to another position within EDS or an EDS Affiliate.

                  (c) Before assigning an individual to fill a Key EDS Position, EDS shall notify Coors of the proposed assignment, shall introduce the individual to appropriate Coors representatives, and shall provide Coors with a resume and such other information as Coors may reasonably request. If Coors objects in good faith to the proposed assignment within fifteen (15) days after being notified thereof, EDS shall discuss such objections with Coors and attempt to resolve them on a mutually agreeable basis. If Coors continues to object to the proposed assignment, EDS shall not assign the individual to that position and shall propose another individual to fill the Key EDS Position. Nothing in this Section shall be deemed to prevent EDS from hiring such individual or to require EDS to terminate the employment of such individual.

                  (d) EDS acknowledges that the personnel filling the Key EDS Positions are particularly likely to have access to sensitive Coors Confidential Information which is critical to Coors' global competitiveness. EDS shall not use any personnel filling the Key EDS Positions from time to time during the Term to provide any services (whether similar or dissimilar to the Services) to any Coors Competitor at any time while they fill such Key EDS Position or for two (2) years thereafter.

6.4 Removal of EDS Employees from Coors Account

         Coors shall have the right to notify EDS if Coors determines in good faith that the continued assignment to the Coors account of any EDS Personnel is not in the best interests of

Coors. Upon receipt of such notice, EDS shall have a reasonable time period to investigate the matters stated therein, discuss its findings with Coors and attempt to resolve such matters in a manner acceptable to Coors. If Coors continues to request the replacement of such individual after such period, EDS shall remove the individual from the Coors account. Nothing in this Section shall be deemed to require EDS to terminate the employment of such individual.

6.5 Excessive Turnover

         The Parties agree that it is generally in the best interest of both Parties to keep the turnover rate of the EDS employees providing the Services to a reasonably low level. On each anniversary of the Commencement Date EDS shall provide Coors with such data as Coors may request regarding the turnover rate of such employees in the preceding one (1) year and the turnover rate of all EDS employees in the preceding one (1) year. If Coors notifies EDS that Coors believes the turnover rate of EDS employees providing the Services is unreasonably high, the appropriate EDS officials shall meet with Coors to discuss the reasons for the rate of turnover and possible remedies, and EDS shall develop and implement a plan reasonably anticipated to reduce such turnover to a reasonable level.

6.6 No Employment Offers

         Except as set forth in Section 17.12 (Offers to EDS Employees), during the Term Coors shall not extend offers of employment to, or directly or indirectly solicit the employment of, any EDS employee who provided the Services during the three (3) months preceding such offer or solicitation. During the Term, while EDS is providing any Termination Assistance, EDS shall not extend offers of employment to, or directly or indirectly solicit the employment of, any Coors employees providing information technology services.

6.7 Security

         EDS shall, upon Coors' reasonable request, inspect and search the employees, agents and representatives of EDS and EDS Subcontractors, and their respective vehicles or belongings, on a non-routine basis to ensure compliance with Coors' security policies. EDS shall ensure (or with respect to EDS Subcontractors cause such subcontractors to ensure) that any of the employees, agents and representatives of EDS and EDS Subcontractors who will be on the Coors' premises will have given their consent to the inspections and/or searches contemplated by this Section.

6.8 Safety

         EDS shall ensure (and with respect to EDS Subcontractors shall cause such subcontractors to ensure) that each employee, agent and representative of EDS or an EDS Subcontractor shall comply with the terms and conditions set forth in "Environmental Health, Safety and General Policies" attached hereto as Exhibit E.

                                    ARTICLE 7
                  INTELLECTUAL PROPERTY RIGHTS AND OBLIGATIONS

7.1 Coors Software

         As of the Commencement Date, Coors grants to EDS a worldwide, royalty free, nonexclusive license during the Term to use the Coors Software for the sole purpose of providing the Services pursuant to this Agreement. EDS shall not use Coors Software for any other purpose, and EDS shall not have the right to grant sublicenses without Coors' consent, which may be withheld in Coors' sole discretion. EDS shall cease all use of Coors Software upon expiration or earlier termination of the Term. Except for the foregoing license, Coors retains all right, title and interest in and to the Coors Software.

7.2 EDS Software

         EDS shall install, operate and maintain at its expense any EDS Software needed to provide the Services. EDS shall not use in performing the Services any EDS Software unless such EDS Software is available to Coors following the Term without charge and upon reasonable terms. As of the Commencement Date, EDS grants to Coors, its Affiliates, the third parties described in Section 3.3 and their respective contractors and subcontractors, a worldwide, royalty free, nonexclusive license during the Term to use EDS Software for the benefit of Coors and its Affiliates. Except for the foregoing license, EDS retains all right, title and interest in and to the EDS Software.

7.3 Third Party Software

                  (a) With respect to Third Party Software Licenses, each Party shall be the licensee of any Third Party Software License for which it is the designated licensee pursuant to Schedule 5.3(a)(i) and each Party shall have the operational, financial and administrative obligations allocated to it on
Schedule 5.3(a)(i) (in each case, as such Schedule is amended from time to time pursuant to Section 5.3(f)(ii), subsections (b) or (c) of this Section 7.3, or
Section 9.9). Notwithstanding the preceding sentence and the Parties' obligations set forth in Schedule 5.3(a)(i), when EDS acquires refresh Equipment, or additional Equipment for which Coors is charged an ARC, EDS shall have operational, financial and administrative responsibility for the OEM license for the operating system for such Equipment.

                  (b) With respect to Third Party Systems Software Licenses entered into by EDS after the Commencement Date: (i) such Third Party Systems Software Licenses shall be added to Schedule 5.3(a)(i) (but not as "Managed Contracts);" (ii) EDS shall be the designated licensee under any such Third Party Systems Software Licenses so added to Schedule 5.3(a)(i) (and shall comply with all obligations imposed on the licensee thereunder); and (iii) EDS shall be allocated operational, administrative and all financial responsibility for any such Third Party Systems Software Licenses so added to Schedule 5.3(a)(i). EDS shall not introduce any Third Party Systems Software unless such Third
Party Systems Software is generally available to Coors or a successor provider of the Services on commercially reasonable terms from a recognized provider of software.

                  (c) EDS shall install, operate and support additional Third Party Applications Software designated by Coors from time to time during the Term in accordance with the Change Control Procedures. Unless otherwise agreed in the Change Control Procedures, with respect to Third Party Applications Software Licenses entered into after the Commencement Date: (i) such Third Party Applications Software Licenses shall be added to Schedule 5.3(a)(i) (but not under "Managed Contracts"); (ii) Coors shall be the designated licensee under any such Third Party Applications Software Licenses so added to Schedule 5.3(a)(i); and (iii) EDS shall be allocated operational, administrative and all financial responsibility for any such Third Party Applications Software Licenses so added to Schedule 5.3(a)(i). EDS shall obtain [***] from each party to a Third Party Applications Software License entered into by Coors after the Commencement Date any required consent by such third party to EDS' access to and use of the associated Third Party Applications Software during the Term. If EDS is unable to obtain the consent of any such third party, it shall identify and adopt, [***] by mutual agreement of the Parties, such alternative approaches as are necessary to permit EDS to provide the Services without such consent or otherwise to eliminate the need for such consent. EDS shall not introduce any Third Party Applications Software which will be used or accessed by Coors end-users without Coors' prior written consent.

                  (d) Subject to any applicable obligations of Coors set forth in Schedule 5.3(a)(i) and to Section 9.8, EDS shall, to the extent necessary or appropriate to provide the Services: (i) maintain Third Party Software used by Coors on the Commencement Date; (ii) upgrade, enhance, expand the scope of licenses for, and implement new versions of Third Party Systems Software and, at Coors' request, Third Party Applications Software; and (iii) replace or add to Third Party Systems Software and, pursuant to the Change Control Procedures, Third Party Applications Software.

7.4 Other Intellectual Property

                  (a) Each Party shall be the sole owner of all Intellectual Property owned by it as of the Commencement Date or developed by it during the Term independent of the Services and this Agreement.

                  (b) Coors shall be the sole and exclusive owner of all trade secret rights and copyrights in any reports, diagrams, charts and illustrative graphics, run books, manuals (including the Procedures Manual) and other works prepared by EDS for use by or on behalf of Coors pursuant to this Agreement and in any enhancements to and modifications of Coors Software created by EDS and/or implemented in the course of providing Services under this Agreement, and EDS shall retain and be the sole owner of all patent rights therein (except to the extent that such patent rights relate specifically to manufacturing, distributing and selling beer or other malt-based beverages (as opposed to generic process control, data processing and data communications), in which case such patent rights shall be owned solely by Coors). In the case of such works that are derivative from EDS Software ("EDS Enhancements"), EDS shall continue to own all Intellectual Property rights in the EDS Enhancements and EDS shall be deemed to have granted to Coors a perpetual, non-exclusive, royalty-free right and license to copy and use as part of the EDS Enhancements the items of EDS Software underlying such EDS Enhancements. All works described in this Section 7.4(b) (other than EDS Enhancements) and fixed in any tangible medium shall be considered as "works for hire" commissioned by Coors under the copyright laws of the United States. If any such tangible work is not considered a work for hire under applicable law, EDS hereby irrevocably assigns to Coors, effective immediately on the creation of such work, all of EDS' right, title and interest in and to copyright and trade secret rights embodied in such tangible work, subject to EDS' continuing ownership of EDS Software underlying EDS Enhancements and the corresponding license thereof to Coors as set forth above. EDS shall provide on a timely basis all assistance (including without limitation the execution and delivery of all required documents and instruments) to Coors reasonably requested by Coors for the reflection of the ownership by Coors of the Intellectual Property rights Coors owns pursuant to this Section 7.4(b).

                  (c) EDS grants to Coors during the Term and thereafter a perpetual, non-exclusive, royalty-free, worldwide right and license to copy, distribute, make, use and otherwise exploit all Intellectual Property owned by EDS used in providing any of the Services during the Term, solely for use by Coors, Coors Affiliates and the other entities described in Section 3.3 (or by any third party service provider) for the benefit of Coors and its Affiliates in the performance of activities encompassed within the scope of the Services or activities that are reasonable extensions or expansions of such activities. Coors acknowledges and agrees that in the event that during the Term any EDS Software is modified pursuant to this Agreement by Coors, any Affiliate of Coors or any third party described in Section 3.3, EDS will not be required to support or maintain such modifications and EDS shall be relieved of any obligation hereunder to the extent that such modifications adversely affect EDS' ability to perform the Services or meet the Service Levels.

                  (d) EDS shall be the sole and exclusive owner of all Intellectual Property in any enhancements to and modifications of Third Party Software developed by EDS in the ordinary course pursuant to this Agreement to the extent such enhancements and modifications are not owned by the licensor of such Third Party Software; provided, however, that, to the extent EDS is the owner of such enhancements and modifications, EDS hereby grants to Coors a perpetual, non-exclusive, royalty-free, worldwide license to use, modify, create derivative works from, and sublicense any such enhancements and modifications, as well as the right to practice all patents, if any, required to permit such use, modification and creation of derivative works. To the extent EDS has the right to do so, EDS shall provide to Coors at Coors' request during the Term or within one (1) year thereafter all source code, object code and documentation reasonably required to make full use of the foregoing licenses.

                  (e) Neither EDS nor Coors shall use any trademarks, servicemarks, tradenames, logos or other indicia of the other Party without such other Party's prior written consent, which may be withheld in such other Party's sole discretion.

7.5 Residual Rights

         Nothing in this Agreement shall restrict a Party from the use of any ideas, concepts, know-how, methods or techniques not fixed in a tangible medium during the term of this Agreement ("Residual Subject Matter") relating to data processing that such Party, individually or jointly, develops or discloses under this Agreement, except to the extent such use (a) infringes the other Party's patent rights and is not otherwise authorized under this Agreement or (b) involves a disclosure of the Other Party's Confidential Information. EDS specifically acknowledges that any information relating to the manufacturing of beer or other malt-based beverages learned by EDS Personnel during the course of (and as a result of) providing Services is not Residual Subject Matter under this Section.

7.6 Non-Infringement

         Each Party shall perform its obligations under this Agreement in a manner that does not infringe, or constitute an infringement or misappropriation of, any patent, copyright, trademark, trade secret or other proprietary rights of any third party.

7.7 Disabling Code

         EDS shall not insert into any Software any code which would have the effect of disabling any Software, Equipment or portion of the Services. With respect to any disabling code that may be part of the Software, EDS shall not invoke such disabling code at any time (whether during or after the Term) for any reason.

7.8 EDS Software Warranty

         EDS warrants that all EDS Software used to provide Services and all Software developed by EDS pursuant to this Agreement (i) shall display, print and transmit dates in a format which represent the dates accurately and unambiguously and (ii) shall perform all date arithmetic in a fashion such that the days between two specified dates calculated by such Software are accurate regardless of the month and/or year in which either of the two dates occurs.

                                    ARTICLE 8
                                 CONFIDENTIALITY

8.1 Definitions

                  (a) "Disclosing Party" means the Party furnishing Confidential information and "Receiving Party" means the Party receiving the Confidential Information disclosed by the Disclosing Party.

                  (b) "Confidential Information" means information designated as confidential or which ought to be considered as confidential from its nature or from the circumstances surrounding its disclosure. EDS Confidential Information includes, without limiting the generality of the foregoing, EDS Software. Coors Confidential Information includes, without limiting the generality of the foregoing, Coors Software and information relating to manufacturing, distributing and selling beer or other malt-based beverages. The Disclosing Party's Confidential Information includes, without limiting the generality of the foregoing, the terms of this Agreement, and information:

                           (i) relating to the Disclosing Party's or its
Affiliates' software or hardware products or services, or to its or its Affiliates' research and development projects or plans;

                    (ii) relating to the Disclosing Party's or its Affiliates' business, policies, strategies, operations, finances, plans or opportunities, including the identity of, or particulars about, the Disclosing Party's or its Affiliates' clients or suppliers; and

                    (iii) marked "Official Business Use Only," "Confidential," "Highly Confidential" or otherwise identified as confidential, restricted, secret or proprietary, including, without limiting the generality of the foregoing, information acquired by inspection or oral disclosure provided such information was identified as confidential at the time of disclosure or inspection and is confirmed in writing within ten Business Days after the disclosure or inspection.

          Notwithstanding the foregoing, Confidential Information does not include information which the Receiving Party can establish:

                         (A) has become generally available to the public or commonly known in either Party's business other than as a result of a breach by the Receiving Party of any obligation to the Disclosing Party;

                         (B) was known to the Receiving Party prior to disclosure to the Receiving Party by the Disclosing Party by reason other than having been previously disclosed in confidence to the Receiving Party;

                         (C) was disclosed to the Receiving Party on a non-confidential basis by a third party who did not owe an obligation of confidence to the Disclosing Party with respect to the disclosed information; or

                         (D) was independently developed by the Receiving Party without any recourse to any part of the Confidential Information.

               (c) "Confidential Materials" means the part of any tangible media upon or within which any part of the Confidential Information is recorded or reproduced in any form, excluding any storage device which forms a part of computer hardware.

     8.2 Rights, Restrictions and Obligations of the Receiving Party

               (a) During the Term, the Receiving Party may:

                    (i) disclose Confidential Information received from the Disclosing Party only to its subcontractors, equipment lessors, agents, representatives, advisors, employees, officers, directors and Affiliates who have a need to know such information exclusively for the purpose of executing its obligations or exercising its rights under this Agreement;

                    (ii) reproduce the Confidential Information received from the Disclosing Party only as required to execute its obligations or exercise its rights under this Agreement; and

                    (iii) disclose Confidential Information as required by law, provided the Receiving Party gives the Disclosing Party prompt notice prior to such disclosure to allow the Disclosing Party to make a reasonable effort to obtain a protective order or otherwise protect the confidentiality of such information.

               (b) Except as otherwise specifically provided in this Agreement, the Receiving Party shall not during the Term and after expiration or earlier termination hereof:

                    (i) disclose, in whole or in part, any Confidential Information received directly or indirectly from the Disclosing Party; or

                    (ii) sell, rent, lease, transfer, encumber, pledge, reproduce, publish, transmit, translate, modify, reverse engineer, compile, disassemble or otherwise use the Confidential Information in whole or in part.

               (c) The Receiving Party shall exercise the same care in preventing unauthorized disclosure or use of the Confidential Information that it takes to protect its own information of a similar nature, but in no event less than reasonable care. Reasonable care includes, without limiting the generality of the foregoing:

                    (i) informing the Receiving Party's subcontractors, agents, representatives and Affiliates who have access to the Confidential Information, and, where applicable, their respective advisors, directors, officers and employees, of the confidential nature of the Confidential Information and the terms of this Agreement, directing them to comply with these terms, and, if the circumstances warrant, or upon the Disclosing Party's reasonable request, obtaining their written acknowledgment that they have been so informed and directed, and their written undertaking to abide by these terms; and

                    (ii) notifying the Disclosing Party immediately upon discovery of any loss, unauthorized disclosure or use of Confidential Information, or any other breach of this Article by the Receiving Party, and assisting the Disclosing Party in every reasonable way to help the Disclosing Party regain possession of the Confidential Information and to prevent further unauthorized disclosure or use.

               (d) The Receiving Party acknowledges that:

                    (i) the Disclosing Party possesses and will continue to possess Confidential Information that has been created, discovered or developed by or on behalf of the Disclosing Party, or otherwise provided to the Disclosing Party by third parties, which information has commercial value and is not in the public domain;

                    (ii) unauthorized use or disclosure of Confidential Information is likely to cause injury not readily measurable in monetary damages, and therefore irreparable;

                    (iii) in the event of an unauthorized use or disclosure of Confidential Information, the Disclosing Party shall be entitled, without waiving any other rights or remedies, to such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction;

                    (iv) subject to the rights expressly granted to the Receiving Party in this Agreement, (A) the Disclosing Party and its licensors retain all right, title and interest in and to the Confidential Information, including without limiting the generality of the foregoing, title to all Confidential Materials regardless of whether provided by or on behalf of the Disclosing Party or created by the Receiving Party, and (B) at no time during or after the Term shall the Receiving Party have, and the Receiving Party hereby waives, any interest in or statutory or common law lien, claim or encumbrance on the Confidential Information of the Disclosing Party; and

                    (v) any disclosure by the subcontractors, agents, representatives, advisors, directors, officers, employees and Affiliates of the Receiving Party and, where applicable, their directors, officers and employees shall be deemed to be disclosure by the Receiving Party and the Receiving Party shall be liable for any such disclosure as if the Receiving Party had disclosed the Confidential Information.

     8.3 Return/Destruction of Confidential Information

               (a) Subject to the rights expressly granted to Coors in this Agreement with respect to EDS Confidential Information, immediately upon the Disclosing Party's request, and at the expiration or earlier termination of this Agreement, the Receiving Party shall unconditionally:

                    (i) return all Confidential Materials, including, without limitation, all originals, copies, reproductions and summaries of Confidential Information; and

                    (ii) destroy all copies of Confidential Information in its possession, power or control, which are present on magnetic media, optical disk, volatile memory or other storage device, in a manner that assures the Confidential Information is rendered unrecoverable.

          Upon completion of those tasks an officer of the Receiving Party shall provide written confirmation to the Disclosing Party that the requirements of this Section have been complied with.

               (b) The Disclosing Party may visit the Receiving Party's premises, upon reasonable prior notice and during normal business hours, to review the Receiving Party's compliance with the terms of this Section.

     8.4 Nondisclosure Agreements

          EDS shall require each of its employees and each Subcontractor to be bound by a confidentiality agreement with confidentiality restrictions that are no less restrictive than those set forth herein.

                                   ARTICLE 9
                              CONTRACT MANAGEMENT

     9.1 Project Executives

          On or before the Commencement Date, and from time to time thereafter during the Term, Coors and (subject to Section 6.3 (Key EDS Positions)) EDS shall each designate an individual as its project executive (the "Project Executive"). EDS' Project Executive shall be the executive account manager for the Coors account and shall devote substantially full time and effort to the Coors Account. A Party's Project Executive shall be authorized to act as the primary contact for such Party with respect to all matters relating to this Agreement.

     9.2 Steering Committee

          On or before the Commencement Date, the Parties shall form a joint committee (the "Steering Committee"), consisting of three (3) members selected from time to time by Coors and three (3) members selected from time to time by EDS. The Steering Committee shall meet monthly until the Transition Services have been completed, and quarterly thereafter. The Steering Committee shall (i) review monthly performance reports for the period since its last meeting, (ii) review the overall performance of EDS in providing the Services, (iii) attempt to resolve any outstanding issues,
     (iv) discuss long-term strategies for ensuring Coors receives the information technology services it requires, and (v) such other matters as the Parties desire.

     9.3 Use of Coors Facilities

               (a) On the Commencement Date and continuing throughout the Term, Coors shall make available to EDS [***] on an "AS IS WHERE IS" basis furnished space in Coors' facilities in Golden, Colorado, Memphis, Tennessee, and Shenandoah, West Virginia, for use by Transferred Employees (or their respective replacements) and other EDS Personnel as reasonably necessary to provide the Services (excluding Services to be provided from the Data Center and/or the Sacramento Service Management Center). Coors shall determine in its reasonable discretion the space to be provided to such EDS Personnel; provided, that such space shall, if available, be comparable to the space provided to similarly situated Coors employees. Coors shall also provide at each of such locations, on an "AS IS WHERE IS" basis (i) a staging area for deployment of desktop and notebook computers, and (ii) a secure storage area for storage of spare equipment used to provide the Services. [***] shared office equipment and services such as photocopiers, mail service, janitorial service, heat, light, and air conditioning as reasonably required by the EDS Personnel, to provide the Services, up to but not exceeding the level provided by Coors for the Transferred Employees immediately before the Commencement Date.

               (b) After the migration of the Services provided from the Golden Data Center on of the Commencement Date to EDS' Sacramento Service Management Center, Coors shall also make available to EDS [***] on an "AS IS WHERE IS" basis space at the appropriate Coors facility(ies) as is reasonably necessary to house equipment that was not moved as part of the migration to EDS' Sacramento Service Management Center and is used to provide the Services.

               (c) EDS shall: (i) use the space provided to EDS pursuant to this Section for the sole purpose of providing the Services; (ii) comply with the leases and other agreements applicable to such space; (iii) comply with all policies and procedures governing access to and use of such space; and
     (iv) at the end of Term or on such earlier date that EDS ceases to use such space return such space to Coors in the same condition it was in on the Commencement Date (or on the date such space was first occupied by EDS, if such date is after the Commencement Date), ordinary wear and tear excepted.

     9.4 Coors Office Space at Data Center

          EDS shall provide to Coors [***] on a nonexclusive basis furnished office space at any Data Center used to provide Services for the occasional use of the Coors Project Executive or his or her designees when visiting such Data Center. The Coors Project Executive or his or her designees shall comply with all policies and procedures governing access to and use of such Data Centers and shall leave such space in the same condition it was in immediately before they used the space, ordinary wear and tear excepted.

     9.5 Meetings

          Throughout the Term, the Parties shall hold the meetings set forth in
     Schedule 9.5 at the frequency set forth therein. Each Party shall bear the cost of its participation in such meetings. EDS shall distribute an agenda sufficiently before each meeting to enable the participants to prepare for it. EDS shall distribute minutes of each meeting within seven days after its conclusion, and the Parties shall sign such minutes once they have been approved.

     9.6 Reports

          EDS shall prepare and deliver to Coors the reports described in Attachment A-5 to Exhibit A by the respective deadlines specified elsewhere in this Agreement or, if not so specified, within five (5) Business Days after the end of each calendar month. Such reports shall be in such format and medium and shall include such information as Coors may reasonably request.

     9.7 Procedures Manual

               (a) Within one-hundred twenty (120) days after the Commencement Date, EDS shall deliver to Coors for review and comment a draft of a manual (the "Procedures Manual") describing in detail how EDS shall perform the Services, the Equipment and Software used to provide the Services, the documentation (such as operations manuals, user guides, and forms of Service Level reports and requests for approvals or information) which provides further information regarding the Services, and the interfaces between EDS and Coors. The Procedures Manual shall describe the activities EDS proposes to undertake in order to provide the Services, including, where appropriate, those direction, supervision, monitoring, quality assurance, staffing, reporting, planning and oversight activities normally undertaken at facilities that provide services of the type EDS shall provide under this Agreement, and further including acceptance testing and quality assurance procedures approved by Coors. EDS shall incorporate any reasonable comments and suggestions made by Coors within 30 days following Coors' receipt of EDS' draft of the Procedures Manual and shall deliver a revised Procedures Manual to Coors within one hundred eighty (180) days after the Commencement Date. The final Procedures Manual shall be subject to Coors' approval.

               (b) EDS shall update the Procedures Manual throughout the Term to reflect changes in the Services and the procedures and resources used to provide the Services. Updates to the Procedures Manual shall also be provided to Coors for review, comment and approval.

               (c) EDS shall perform the Services in accordance with the then-existing Procedures Manual. In the event of a conflict between the provisions of this Agreement and the Procedures Manual, the provisions of this Agreement shall control.

     9.8 Technical Change Control

          EDS shall implement any changes in the technical environment and systems used to provide the Services in accordance with Section 10.13 of Exhibit A and with the Procedures Manual. Until such Procedures Manual is finalized, EDS shall follow Coors' existing procedures for the implementation of technical changes. Notwithstanding anything to the contrary in the Procedures Manual or Coors' existing procedures:

               (a) EDS shall not make any change that would have a material effect on the Services (including, without limitation, changes in Equipment, Software and systems configurations, changes that would affect the remigration of the Services back to Coors or to a third party service provider, system-architecture changes, or changes that would affect end users), Service Levels, the amounts payable to EDS under this Agreement or other Coors costs and expenses without Coors' prior written consent, which consent may be withheld in Coors' sole discretion. Notwithstanding the foregoing, EDS may make temporary changes required by an emergency but shall, if reasonably practicable, contact appropriate Coors personnel to obtain prior approval. EDS shall promptly document and report such emergency changes to Coors.

               (b) EDS shall move programs from development and test environments to production environments in a controlled and documented manner, and shall not permit any changes to be introduced into such programs during such move without first obtaining Coors' approval.

     9.9 Contract Change Control

               (a) From time to time during the Term Coors or EDS may propose changes in or additions to the Services or other aspects of this Agreement. Subject to clause (d) below, all such changes shall be implemented pursuant to the procedures set forth in this Section (the "Change Control Procedures").

               (b) If Coors desires to propose a change in or addition to the Services or other aspects of this Agreement, it shall deliver a written notice to the EDS Project Executive describing the proposal. EDS shall respond to such proposal as promptly as reasonably possible by preparing at EDS' expense and delivering to the Coors Project Executive a written document

     (a "Change Control Document"), indicating: (i) the effect of the proposal, if any, on the amounts payable by Coors hereunder (which effect shall be determined in the manner set forth in Section 12.4 (Charges Pursuant to Change Control Procedures)) and the manner in which such effect was calculated; (ii) the effect of the proposal, if any, on Service Levels;
     (iii) the anticipated time schedule for implementing the proposal; and (iv) any other information requested in the proposal or reasonably necessary for Coors to make an informed decision regarding the proposal, including, without limitation, the effect of the proposal on Coors' costs and expenses relating to its human resources, Equipment and Software. If EDS desires to propose a change in or addition to the Services or other aspects of this Agreement, it may do so by preparing at its expense and delivering a Change Control Document to the Coors Project Executive. A Change Control Document shall constitute an offer by EDS to implement the proposal described therein on the terms set forth therein, and shall be irrevocable for a minimum of thirty (30) days.

               (c) No change in or addition to the Services or any other aspect of this Agreement shall become effective without the written approval of both the Coors Project Executive and the EDS Project Executive. If Coors elects to accept the offer set forth in the Change Control Document, as evidenced by the written approval of the Coors Project Executive, any changes in or additions to the Services described in the Change Control Document shall thereafter be deemed "Services," any other changes described in the Change Control Document shall be deemed to have amended this Agreement, and the Parties shall agree on any further modifications to the Agreement required to reflect the Change Control Document.

               (d) Routine changes made in the ordinary course of EDS' provision of the Services that are performed within the then-existing chargeable resources used to provide the Services and that do not affect Service Levels (such as changes to operating protocols, schedules and Equipment configurations) [***] shall be made and documented in accordance with the Procedures Manual.

     9.10 Benchmarking

               (a) Each time, if any, that EDS initiates a material change in the operating environment in which EDS is operating Software (a "System Change"), EDS shall perform a comparison, at a reasonable and mutually agreed level of detail, between the amount of resources required by that Software to perform a representative sample of the data processing then being performed for Coors immediately prior to the System Change and immediately after the System Change. [***] Any such demonstration shall utilize the same representative sample as used in the comparison above. This clause (a) shall not apply to changes in the operating environment made at Coors' request.

               (b) Coors may, at its option and expense, measure from time to time during the Term, Service Levels being achieved by EDS and other indicia of the quality, effectiveness and efficiency of the Services performed by EDS. EDS shall cooperate with Coors and any third party retained by Coors to conduct such measurements. EDS shall cooperate with Coors to investigate unfavorable findings and the Parties shall mutually agree upon any necessary corrective action.

               (c) At Coors' option, exercised in its sole discretion, from time to time during the Term (but no earlier than thirty (30) months following the Commencement Date and no more frequently than every thirty (30) months thereafter, except in accordance with Section 12.5(b)), the Parties shall jointly engage the services of The Gartner Group or Compass America, Inc. (as determined by Coors in its sole discretion), or any other independent benchmarking service mutually agreeable to the Parties (collectively, the "Benchmarker"), to review the amounts charged by EDS for the Services and to compare such amounts to the amounts charged by EDS and other similar service providers to other customers for services similar in scope, volume and quality of the Services as determined by the Benchmarker after input from both Coors and EDS. In making such comparison, the Benchmarker shall make appropriate adjustments necessary to normalize the Services to the services provided to the comparison group of other customers. [***]

     9.11 Subcontracting

               (a) EDS shall not delegate or subcontract any of its obligations under this Agreement without Coors' prior written consent, which may be withheld in Coors' sole discretion. Notwithstanding the preceding sentence, but subject to clauses (c) and (d) below, EDS may, in the ordinary course of business: (i) enter into umbrella-type subcontracts (i.e., those that apply to Coors as well as other EDS clients) with third parties to provide support services which will not cause such third parties to directly interact with Coors personnel or end users (such as umbrella software licenses, equipment purchase agreements, and agreements for janitorial or plumbing services); and (ii) subcontract with third parties to provide services that are specific to Coors (including subcontracts which might cause such third parties to directly interact with Coors personnel or end users) provided that each such subcontract (together with any related subcontracts) [***] Schedule 9.11 lists each EDS subcontractor, for which Coors' approval would otherwise be required pursuant to this Section 9.11(a), that has been pre-approved by Coors as of the Commencement Date and the scope of services for which such approval has been granted. All subcontracts that are Assigned Contracts shall be deemed to be approved by Coors.

               (b) If EDS desires to delegate or subcontract any of its obligations under this Agreement in circumstances under which Coors' approval is required pursuant to clause (a), it shall submit to Coors in writing a proposal specifying (i) the specific tasks EDS proposes to subcontract, (ii) the reason for having a subcontractor perform such tasks instead of EDS, (iii) the identity and qualifications of the proposed subcontractor and (iv) any other information reasonably requested by Coors or relevant to Coors' approval of the subcontractor.

               (c) If EDS delegates or subcontracts any of its obligations under this Agreement (regardless of whether Coors' prior written consent to such delegation or subcontracting is required pursuant to clause (a) of this
     Section 9.11), EDS shall include in such subcontract provisions (A) substantially similar to Article 8 (Confidentiality), Article 10 (Audits), Sections 18.3 through 18.8, inclusive (Dispute Resolution) and (B) any other provisions necessary for EDS to fulfill its obligations under this Agreement (including without limitation, the obligation and restrictions set forth in Sections 6.7, 6.8, 8.4 and clause (d) below). With respect to any subcontract entered into on or after the Commencement Date, for which Coors' consent is required pursuant to clause (a) of this Section 9.11, EDS shall, in addition to including the clauses identified in the preceding sentence, use commercially reasonable efforts to include in such subcontract a provision naming Coors as an intended third-party beneficiary of such subcontract. In addition, EDS shall not disclose any Coors Confidential Information to any subcontractor until such subcontractor has agreed in writing to assume the obligations described in Article 8 (Confidentiality).

               (d) Coors may revoke approval of a subcontractor previously approved, or object to EDS' use of a subcontractor for which Coors' approval was not required pursuant to clause (a), if the subcontractor's performance has been materially deficient, good faith doubt exists concerning the subcontractor's ability to render future performance, or there have been material misrepresentations by or concerning the subcontractor. Coors may, in its discretion, allow EDS up to thirty (30) days to convince Coors that such revocation or objection is unwarranted. Upon such revocation or objection, EDS shall remove such subcontractor from performing the Services.

               (e) EDS shall remain liable for obligations performed by subcontractors to the same extent as if an EDS employee had performed such obligations, and for purposes of this Agreement such work shall be deemed work performed by EDS.

               (f) EDS acknowledges that it supports and recognizes the need to utilize small, small disadvantaged minority and/or women-owned business enterprises ("SDWBEs"). In support of such initiative within the U.S., EDS as a corporation has set a goal of spending nine percent (9%) of its dollars with SDWBEs. EDS' "Supplier Diversity Database" contains hundreds of certified SDWBEs, and EDS will use reasonable efforts to use these entities when appropriate as EDS Subcontractors to perform the Services. EDS uses national associations and councils, state and federal government agencies, and local chamber organizations to gain access to SDWBEs. The
     EDS Supplier Diversity team is active in local, regional and national organizations. EDS also participates in trade shows, vendor fairs, and annual commemorative events. EDS designs and facilitates classes, seminars and site visits to educate, share and enhance minority and women suppliers. In furtherance of the foregoing goals and commitments, EDS shall comply with the "CBC Supplier Toolkit" attached hereto as Exhibit F, including, without limitation, by submitting a report to the Coors Project Executive, in the form, and at the frequency specified in such Exhibit F. If Coors notifies EDS that Coors believes that EDS' use of minority-owned subcontractors is unreasonably low, the appropriate EDS officials shall meet with Coors to discuss the reasons for the low usage, and EDS shall develop and implement a plan reasonably anticipated to increase such usage as practicable given the nature and scope of the Services and the quality requirements of Coors.

                                   ARTICLE 10
                                     AUDITS

     10.1 Audit Rights

          EDS shall maintain at all times while this Article survives (as specified in Section 10.4 (Survival)) a complete audit trail of all financial and non-financial transactions under this Agreement for the preceding three (3) complete calendar years in accordance with good practice in its industry and generally accepted accounting principles, consistently applied. EDS shall provide to Coors, Coors' internal and external auditors, inspectors, regulators and such other representatives as Coors may designate from time to time access at reasonable times and after reasonable notice (unless circumstances reasonably preclude such notice) to
     (i) the parts of any facility at which or from which EDS is providing the Services (subject to compliance with EDS' safety and security policies),
     (ii) EDS Personnel providing the Services, and (iii) all relevant data and records relating to the Services, for the purpose of performing audits and inspections of Coors and its business, to verify the integrity of Coors' data, to examine the systems that process, store, support and transmit that data, and to examine EDS' charges and performance of the Services under this Agreement. The foregoing audit rights shall include, without limitation, audits (A) of practices and procedures, (B) of systems, (C)of general controls and security practices and procedures, (D) of disaster recovery and backup procedures, (E) of the efficiency (in accordance with Section 9.10 (Benchmarking) and costs (to the extent that the amounts payable by Coors are cost-based) of EDS in performing the Services, (F) of EDS' charges under the Agreement and (G) necessary to enable Coors to meet applicable regulatory requirements. EDS shall provide full cooperation to such auditors, inspectors, regulators and representatives, including the installation and operation of audit software.

     10.2 Payments

          If an audit reveals that EDS has overcharged Coors for Services during the audited period, EDS shall reimburse Coors for (i) such overpayment and
     (ii) the cost of the audit up to (but not exceeding) the amount of the overpayment. EDS shall pay such amount to Coors within thirty (30) days after Coors' written request (which shall include the relevant portions of the audit report).

     10.3 EDS and External Audits

          EDS shall promptly report to Coors any material issues or problems discovered by EDS as a result of any internal or external review or audit conducted by EDS, its Affiliates, or their respective contractors, agents or representatives relating to this Agreement or the Services, including reports of corrective actions taken as a result of such review or audit. EDS shall make available promptly to Coors each year upon request an external audit complying with SAS 70 (or any successor standard approved by Coors) of EDS' practices and procedures.

     10.4 Survival

          This Article shall survive the expiration or earlier termination of the Term and shall continue to the third (3rd) anniversary of the last day EDS provides any Termination Assistance.

                                   ARTICLE 11
                             INSURANCE; RISK OF LOSS

     11.1 Required Insurance Coverages

          Throughout the Term EDS shall maintain in force the following insurance coverages:

               (a) Commercial General Liability Insurance, including Products/Completed Operations and Advertising Injury coverage, with a minimum combined single limit of Ten Million Dollars ($10,000,000) per occurrence;

               (b) Worker's Compensation Insurance, including occupational illness or disease coverage, disability insurance (or other similar social insurance in accordance with the laws of the country, state or territory exercising jurisdiction over EDS Personnel providing the Services) and Employer's Liability Insurance with a minimum limit of One Million Dollars ($1,000,000) per employee by accident/ One Million Dollars ($1,000,000) per employee by disease/ One Million Dollars ($1,000,000) policy limit by disease;

               (c) Professional Liability (Errors and Omissions Liability Insurance) in an amount of at least Ten Million Dollars ($10,000,000) per occurrence;

               (d) Automotive Liability Insurance covering use of all owned, non-owned and hired automobiles with a minimum combined single limit of One Million Dollars ($1,000,000) per occurrence for bodily injury and property damage liability;

               (e) "All Risk" Property Insurance, including, without limitation, coverage against damage by earthquake or flood, in an amount equal to the replacement value of the Equipment; and

               (f) Crime Insurance (including Computer Fraud Insurance) in a minimum amount of Ten Million Dollars ($10,000,000) per loss.

     11.2 General Insurance Provisions

          All insurance policies EDS is required to carry pursuant to this Article shall: (i) be primary as to EDS' negligence and non-contributing with respect to any other insurance or self-insurance Coors may maintain;
     (ii) for the policies described in Sections 11.1(a) and 11.1(d), name Coors, its Affiliates and their respective officers, directors and employees as additional insureds, as such parties' interests may appear with respect to this Agreement; (iii) for the policies described in Sections 11.1(e) and 11.1(f), name Coors, its Affiliates and their respective officers, directors and employees as "Loss Payee;" (iv) be provided by reputable and financially responsible insurance carriers with a Best's minimum rating of "A-" (or any future equivalent); and (v) require the insurer to notify Coors in writing at least thirty (30) days in advance of cancellation or material modification. In addition, the insurance policies EDS is required to carry pursuant to clauses, 11.1(a), 11.1(b), 11.1(d), and 11.1(e) shall be endorsed to provide for a waiver of subrogation against Coors, its Affiliates and their respective officers, directors, employees, agents, successors and assigns. EDS shall cause its insurers to issue to Coors on or before the Commencement Date and each policy renewal date certificates of insurance evidencing that the coverages and policy endorsements required by this Article are in effect.

     11.3 Risk of Loss

          Each Party shall be responsible for risk of loss of, and damage to, any Equipment, Software or other materials in its possession or under its control.

                                   ARTICLE 12
                                     CHARGES

     12.1 Charges in Exhibit C

          Subject to the other provisions of this Agreement, Coors shall pay to EDS the amounts set forth in Exhibit C as payment in full for the Services and all other obligations performed by EDS during the Term. Except as otherwise expressly set forth in this Agreement, Coors shall not be obligated to pay any amounts to EDS for its performance of the Services and its other obligations under this Agreement other than the amounts set forth in Exhibit C. [***] If the Term is extended pursuant to Sections 2.2 or 17.6, the amounts and terms set forth in Exhibit C and in this Agreement for the fifth (5th) Contract Year shall continue to apply during the extension period(s) except as provided in Schedule 17.2. Throughout the Term, and consistent with its other obligations pursuant to this Agreement, EDS shall use commercially reasonable efforts to perform the Services in a manner which minimizes its charges to Coors, including without limitation through the efficient use of resources.

     12.2 Managed and Pass-Through Expenses

               (a) EDS shall promptly (i) review for accuracy the third party invoice for any Managed Expenses, (ii) use commercially reasonable efforts to resolve with the invoicing third-party any discrepancy or inaccuracy in such invoice, and (iii) send the original third party invoice (together with all relevant information regarding any disputed items on such invoice) to the Coors Project Executive not more than ten (10) Business Days prior to the date such invoice is payable; provided, that voice and telecommunications invoices shall be sent directly to Coors by the invoicing party and EDS shall not have the responsibilities set forth in clauses (i), (ii) and (iii) above with respect thereto. Notwithstanding the foregoing sentence, if (A) EDS receives such invoice from the invoicing third party within such ten (10) day period, or (B) EDS' compliance with clause (iii) above will not afford it sufficient time to comply with clauses (i) and (ii) above, EDS shall immediately upon receipt forward a copy of such invoice to the Coors Project Executive via facsimile with a clear notation stating that the invoice has not yet been reviewed by EDS, and EDS shall promptly thereafter perform the functions described in clauses (i) and (ii) above. [***] EDS shall use commercially reasonable efforts to minimize the amount of

     Managed Expenses. Coors shall have the right, in its sole discretion to revise, terminate or replace any contract resulting in Managed Expenses, in each case without additional charge by EDS; provided, however, that any revision, termination or replacement of any Third Party Contract identified as a "Managed Contract" on Schedules 5.3(a)(i) or 5.3(a)(ii) shall be subject to the Change Control Procedures specified in Section 12.4.

               (b) EDS shall review for accuracy the third party invoice for any Pass-Through Expenses and shall pay when due to such third party all valid amounts set forth on such invoice. EDS shall include the amount of such payment on its next invoice to Coors and shall include with such invoice a copy of the third party invoice. [***] EDS shall use commercially reasonable efforts to minimize the amount of Pass-Through Expenses. With respect to materials or services paid for on a Pass-Through Expenses basis, Coors shall have the right to: (i) obtain such materials or services directly from a third party, (ii) designate the third party source for such materials or services; (iii) designate the particular materials or services EDS shall obtain; (iv) require EDS to identify and consider multiple sources for such materials or services; and (v) review and approve the Pass-Through Expenses for such materials or services before EDS enters into a subcontract for such materials or services. Coors shall not require EDS to incur obligations for Pass-Through Expenses beyond the then-remaining portion of the Term.

     12.3 Taxes

               (a) Each Party shall pay any real property taxes on real property it owns or leases.

               (b) Each Party shall pay any personal property taxes on property it owns or leases; provided, however, that Coors shall pay (or reimburse EDS for its proper payment of) any personal property taxes on (i) the Transferred Equipment (excluding personal property taxes on personal computers, monitors and printers used by the Transferred Employees, which taxes shall be paid by EDS); and (ii) on any refresh Equipment acquired by EDS pursuant to Section 1.5.1 of Exhibit A exclusively to provide the Services.

               (c) EDS shall pay any sales, use, excise, gross receipts, value-added, services, consumption, and similar taxes and duties imposed on any goods and services acquired, used or consumed by EDS in the performance of the Services; provided, that Coors shall pay (or reimburse EDS for its proper payment of): (i) any such taxes applicable to the acquisition of the Transferred Equipment by EDS from Coors or the lease entered into by EDS and its third party equipment lessor on the Commencement Date with respect to the Transferred Equipment; provided in each case that EDS enters into such lease on or about the Commencement Date, is on standard financing lease terms, is for a closed term not exceeding 30 months, does not include an escape clause allowing EDS to terminate the lease without making the required payments, and requires a nominal payment in order for the lessee to purchase the Transferred Equipment at the end of the lease term; (ii) any such taxes applicable to additional licenses of Third Party Software for which Coors has "Growth" financial responsibility pursuant to Schedule 5.3(a)(i); (iii) Managed Expenses and Pass-Through Expenses; (iv) any taxes described in clause (d) below allocated to personal computers, monitors and printers acquired by EDS and used exclusively by

     Coors personnel, and (v) any taxes described in clause (d) below allocated to maintenance of such personal computers, monitors and printers and any software operating thereon. Coors shall pay any sales, use, excise, gross receipts, value-added, services, consumption and similar taxes and duties imposed on its acquisition of Equipment from EDS on the expiration or earlier termination of the Term pursuant to Section 17.9 (Purchase of Equipment).

               (d) Coors shall pay (or reimburse EDS for its proper payment of) when due any sales, use, excise, gross receipts, value-added, services, consumption, or similar tax imposed by any taxing jurisdiction on the provision of the Services or the charges for such Services; provided, however, that EDS shall pay any such taxes, or any net increase in such taxes, imposed as a result of any migration of the Services (excluding the migration of the help desk and the Data Center to the Sacramento Service Management Center).

               (e) The Parties shall cooperate with each other to enable the Parties to determine accurately their respective tax liabilities and to reduce such liabilities to the extent permitted by law. EDS' invoices or the accompanying tax reports shall separately state the amount of any taxes EDS is collecting from Coors, the type of tax being collected, and the taxing jurisdiction imposing such tax. Each Party shall provide to the other any resale certificates, exemption certificates, information regarding out-of-state or out-of-country sales or use of Equipment and services, and such other similar information as the other Party may reasonably request.

               (f) At Coors' request, where permissible by the applicable taxing authority, audits of the taxes payable by Coors pursuant to this Agreement shall be handled as part of EDS' U.S. state and local sales and use tax audits.

               (g) In the event either Party fails to pay when due any tax payable by such Party, such Party shall also pay any interest, penalty or fine associated with such failure; provided, however, that if Coors is required to pay any tax for which the statement is sent to EDS by the taxing authority and Coors makes such payment (or reimburses EDS for its payment) within thirty (30) days after receipt from EDS of the tax statement or EDS' invoice therefor, EDS shall pay such interest, penalty or fine.

     12.4 Charges Pursuant to Change Control Procedures

               (a) If either Coors or EDS proposes a change in or addition to the Services pursuant to the Change Control Procedures, the price for such change or addition shall be determined in the manner set forth in this Section.

               [***]

               (c) [***]

               ([***]

     12.5 Significant Events

               (a) The charges provided for in this Article and Exhibit C and the termination fees provided for in Schedule 17.2 (Fees for Termination for Convenience) shall be equitably adjusted in the manner described in this Section if a "Significant Event" occurs. A Significant Event shall mean any event or series of related events which results in Coors paying [***]

               (b) If Coors notifies EDS of the occurrence of a Significant Event (which notice shall be accompanied by an explanation by Coors of the basis for its determination of such occurrence), the relevant Baseline Resource Level (as defined in Exhibit C) shall be adjusted to reflect Coors' anticipated resource usage during the remainder of the Term in the following manner:

                    (i) [***]

                    (ii) [***]

                    (iii) If, after the Benchmarker's determination, the Parties still disagree over the adjustments to be made to the items described in clause (b) of this Section 12.5, such adjustments shall be determined pursuant to Article 18 (Dispute Resolution) based on the criteria set forth in this Section 12.5(b).

               (c) Each Party shall make available to the other, or if necessary, to the Benchmarker or arbitrator(s), the information reasonably necessary to determine the equitable adjustments described in this Section; [***]

               (d) Prior to a determination of the equitable adjustments to be made to the items described in clause (b) of this Section 12.5 (whether by mutual agreement, the Benchmarker or through the dispute resolution process), Coors shall continue to pay EDS for Services rendered at the rates applicable thereto prior to the occurrence of the Significant Event [***] If, subsequent to a determination of the equitable adjustments, it is determined that Coors has under- or over-paid EDS for Services rendered after the occurrence of the Significant Event, Coors shall remit the amount of the underpayment to EDS, or EDS shall remit the amount of the overpayment to Coors, [***]

     12.6 Recordkeeping

          EDS shall maintain complete and accurate records of, and supporting documentation for, the amounts billed to and payments made by Coors under this Agreement and the chargeback allocation of such amounts. EDS shall retain such records in accordance with Coors' records retention policy in effect from time to time. A copy of such records retention policy in effect on the Commencement Date is attached hereto as Schedule 12.6. EDS shall provide Coors, at Coors' request, with paper and electronic copies of documents and information reasonably necessary to verify EDS' compliance with this Agreement. Coors and its authorized agents and representatives shall have access to such records for audit purposes during normal business hours during the Term and thereafter for the period during which EDS is required to maintain such records.

     12.7 Coors Payment

          On the Commencement Date Coors shall pay to EDS, by wire transfer, the one-time implementation charge set forth in Exhibit C-1.

     12.8 Hyperinflation Protection

               [***]

                    [***]

                    [***]

                    [***]

                    [***]

                    [***]

                    [***]

                    [***]

                    [***]

                    [***]

                    [***]

               [***]

     12.9 Gainsharing

               [***]

               [***]

     12.10 Monthly Current Asset Payment.

          During each of the first thirty (30) months during the Term, Coors shall pay to EDS the amount described as the "Monthly Current Asset Payment" in Exhibit C-3 (the "Monthly Current Asset Payment"). The first Monthly Current Asset Payment shall be invoiced by EDS on the Commencement Date, and subsequent Monthly Current Asset Payments shall be invoiced on the first Business Day of each of the twenty-nine (29) months thereafter. Each Monthly Current Asset Payment shall be due and payable to Coors (or, at EDS' direction, directly to EDS' lessor of the Transferred Equipment) thirty (30) days after it is invoiced. [***] Disposition of the Transferred Assets upon the expiration or any termination of this Agreement is addressed in Section 17.9 (Purchase of Equipment).

                                   ARTICLE 13
                              INVOICING AND PAYMENT

     13.1 Invoices

          EDS shall issue to Coors, on a monthly basis in arrears, one (1) consolidated invoice for all amounts due under this Agreement with respect to Services rendered in the previous month. Each invoice shall separately state charges for each category of Service (broken down by Base Charge, ARCs and RRCs, Pass-Through Expenses, taxes payable, and Service Credits and Service Credit Earn-Backs (as defined in Exhibit B), if any, and shall otherwise be in such detail as Coors may reasonably request for its internal accounting needs (including, without limitation, the chargeback information described in Section 10.4 of Exhibit A). Each invoice shall include any calculations used to establish the charges. EDS shall deliver each invoice to the Coors Project Executive. If any invoice issued by EDS to Coors is for Services rendered or Pass-Through Express incurred more than ninety (90) days prior to the issuance of such invoice, EDS shall also deliver to the Coors Project Executive a written explanation regarding the late delivery of such invoice.

     13.2 Payment; Late Charges

               (a) Subject to Section 13.5 (Setoff and Withholding), any amount due under this Agreement for which a payment date is not otherwise specified, including, without limitation, each invoice delivered pursuant to Section 13.1, shall be due and payable (30) days after such invoice is received by the Project Executive of the Party that owes such amount.

               (b) Unless otherwise expressly provided in this Agreement, to the extent that Coors is entitled to a credit pursuant to this Agreement, EDS shall provide Coors with such credit on the first invoice delivered after such credit is earned. If the amount of any credit on an invoice exceeds the amount owing to EDS reflected on such invoice, EDS shall pay the balance of the credit to Coors within thirty (30) days after the invoice date. If no further amounts are payable to EDS under this Agreement, EDS shall pay the amount of the credit to Coors within thirty (30) days after the credit is earned.

               (c) Any amount owed by one Party to the other and not paid or credited when due [***]

     13.3 Proration

          All periodic charges under this Agreement (excluding charges based upon actual usage or consumption of Services) shall be computed on a calendar month basis, and shall be prorated for any partial month.

     13.4 Refunds

          If either Party should receive a refund, credit or other rebate for goods or services paid for by the other Party, the recipient of such refund, credit or rebate shall promptly notify the other Party and shall pay such amount to the other Party (or, if applicable, provide a credit on the next delivered invoice) within thirty (30) days after receipt thereof.

     13.5 Setoff and Withholding

               (a) Each Party shall pay when due, without withholding or setoff, any undisputed amounts owed to the other Party pursuant to the terms of this Agreement; provided, however, that Coors may, in its sole discretion, but subject to clause (b) below, withhold from or set off against any amounts invoiced by EDS pursuant to this Agreement (i) any amount Coors believes in good faith is payable to Coors by EDS, and (ii) any amount that Coors disputes in good faith, in each case pending resolution of the dispute by mutual agreement or pursuant to Article 18 (Dispute Resolution).

               (b) If Coors intends to withhold from or setoff against any amount otherwise payable to EDS, Coors shall notify EDS on or prior to the date the payment would have otherwise been due of (i) Coors' intention to setoff or withhold, and (ii) the specific basis for such setoff or withholding. [***] Such payment shall not constitute a waiver or in any other way prejudice Coors' right to later dispute the payment and seek a refund of any such amounts by mutual agreement or pursuant to Article 18 (Dispute Resolution). Any amount withheld or set off by Coors as a result of EDS' failure to pay or credit to Coors the amounts described in Sections 5.1(b) or 5.3(b) hereof shall not count towards any dollar limitation in this clause (b).

                                   ARTICLE 14
                CERTAIN REPRESENTATIONS, WARRANTIES AND COVENANTS

     14.1 Mutual Representations and Warranties

          Each Party represents and warrants that, as of the Commencement Date:

          (a) It is a corporation duly incorporated (or, in the case of EDS, it is a limited liability company duly organized), validly existing and in good standing under the laws of the state in which it is incorporated (or, in the case of EDS, organized), and in good standing in each other jurisdiction where the failure to be in good standing would have a material adverse affect on its business or its ability to perform its obligations under this Agreement.

         (b) It has all necessary company power and authority to own, lease and operate its assets and to carry on its business as presently conducted and as it will be conducted pursuant to this Agreement.

         (c) It has all necessary company power and authority to enter into this Agreement and to perform its obligations hereunder, and the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary company actions on its part.

         (d) This Agreement constitutes a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, subject only to the effect of bankruptcy laws or equitable relief which a court may grant.

         (e) It is not a party to, and is not bound or affected by or subject to, any instrument, agreement, charter or by-law provision, law, rule, regulation, judgment or order which would be contravened or breached as a result of the execution of this Agreement or consummation of the transactions contemplated by this Agreement, excluding only (with respect to Coors) any Third Party Consents required for the assignment to EDS of Third Party Contracts or the grant to EDS of access to and use of Third Party Contracts.

14.2 Coors Representations and Warranties

     Coors represents and warrants to EDS that, as of the Commencement Date:

         (a) Coors or its Affiliates own the Transferred Equipment free and clear of all liens, mortgages, pledges and security interests, and each has the right to transfer the Transferred Equipment owned by it to EDS.

         (b) To the actual knowledge of the Coors manager with direct operational responsibility for administering the Third Party Contracts: (i) each Third Party Contract existing on the Commencement Date is in full force and effect, and (ii) there is no material default under any such Third Party Contract by Coors or the other parties thereto.

         (c) To the actual knowledge of the Coors property manager with direct operational responsibility for the Golden Data Center: (i) the Golden Data Center Lease is in full force and effect, and (ii) there is no material default under the Golden Data Center Lease by Coors or the lessor thereunder.

         (d) It has as of the Commencement Date, and shall have throughout the Term, the right and authority to use the Coors Software and to grant to EDS the licenses to Coors Software and other Coors Intellectual Property described in this Agreement, and that the use of such Coors Software and other Coors Intellectual Property does not and will not infringe upon the propriety rights of any third party.

14.3 EDS Representations and Warranties

     EDS represents and warrants to Coors that:

         (a) As of the Commencement Date, it has not violated any applicable laws or regulations or any Coors policies regarding the offering of unlawful inducements in connection with this Agreement.

         (b) it is appropriately skilled, experienced and trained to perform the Services.

         (c) It has as of the Commencement Date, and shall have throughout the Term, the right and authority to use the EDS Software to provide Services and to grant to Coors the licenses to EDS Software and other EDS Intellectual Property described in this Agreement, and that the use of such EDS Software and other EDS Intellectual Property does not and will not infringe upon the propriety rights of any third party.

14.4 Mutual Covenants

         (a) Each Party shall perform its obligations under this Agreement in compliance with all applicable laws, rules, regulations, ordinances, treaties and orders. EDS shall obtain all permits, certificates, approvals, export licenses and inspections required in connection with the provision of the Services. Each Party will be responsible for making any reasonable accommodation required under the Americans with Disabilities Act with respect to the facilities that it owns or leases.

         (b) Whenever this Agreement requires or contemplates any action, consent or approval, each Party shall act reasonably and in good faith and (unless the Agreement expressly allows exercise of a Party's sole discretion) shall not unreasonably withhold or delay such action, consent or approval.

14.5 EDS Covenants

     EDS shall cooperate with Coors' third party auditors, contractors and service providers, provided that such third parties comply with EDS' reasonable security and confidentiality requirements and, to the extent the third parties are performing work on EDS-owned, -licensed or -leased Software or Equipment, comply with EDS' reasonable work standards, methodologies and procedures.


                                   ARTICLE 15
                                 INDEMNIFICATION

15.1 Indemnification by EDS

     EDS shall indemnify, defend and hold harmless Coors, its Affiliates and their respective officers, directors, employees, agents, contractors, successors and assigns, from and against all Losses arising from, in connection with or relating to, third party allegations of any of the Following:

         (a) EDS' failure to perform any of its obligations with respect to any of the Third Party Contracts on or after the Commencement Date (or, with respect to any Unidentified

Third Party Contract, on or after the date EDS assumes responsibility for it under Section 5.3(f) hereof);

         (b) EDS' failure to perform any of the obligations of the "Tenant" under the Golden Data Center Lease (as such Golden Data Center Lease may be amended from time to time) on or after the Commencement Date or attributable to the period on or after the Commencement Date, including, without limitation, the obligation to comply with all applicable laws, including Environmental Laws;

         (c) tortious acts or omissions of EDS Personnel and contractors located at any Coors facility committed against the alleging third party, but excluding therefrom (i) allegations arising solely from EDS' alleged breach of this Agreement, and (ii) allegations to which, if asserted in an action between Coors and EDS, EDS' compliance with its obligations under this Agreement would be a complete defense;

         (d) any claims of infringement of any patent, trade secret, copyright or other proprietary rights alleged to have occurred because of (i) Equipment, Software or other resources provided to Coors by or on behalf of EDS (excluding claims which both (A) relate to any Equipment, Software or other resources transferred or assigned to EDS by Coors and (B) are attributable to acts or omissions which transpired prior to such resources being transferred or assigned to EDS), or (ii) performance of the Services or other activities by EDS under this Agreement;

         (e) EDS' failure to obtain any Third Party Consent it is required to obtain pursuant to this Agreement, unless arising as a result of Coors' failure to pay for such Required Consent;

         (f) EDS' breach of its obligations with respect to Coors' Confidential Information; and

         (g) any claims relating to violation by EDS of federal, state, local, foreign, or other laws or regulations or any common law protecting persons or members of a protected class or category, including laws or regulations prohibiting discrimination or harassment on the basis of a protected characteristic, including: (1) liability arising or resulting from a Transferred Employee's employment with EDS after the Commencement Date, (2) payment of wages that become due and owing to any Transferred Employee from and after such Transferred Employee's employment date with EDS, (3) employee pension or welfare benefits of any Transferred Employee that accrued from and after such Transferred Employee's employment date with EDS, (4) other aspects of any Transferred Employee's employment relationship with EDS or the termination of such relationship, including claims for breach of an express or implied contract of employment, and (5) liability resulting from representations by EDS to the employees to be transitioned to EDS, except to the extent resulting from the representations or actions of Coors.

15.2 Indemnification by Coors

         Coors shall indemnify, defend and hold harmless EDS, its Affiliates and their respective officers, directors, employees, agents, contractors, successors and assigns, from and against all

Losses arising from, in connection with or relating to, third party allegations of any of the following:

         (a) Coors' failure to perform any of its obligations under the Golden Data Center Lease before the Commencement Date or attributable to the period before the Commencement Date, including, without limitation, the obligation to comply with all applicable laws, including Environmental Laws;

         (b) Coors' failure to perform any of its obligations (i) with respect to any Third Party Contracts, before the Commencement Date (or, with respect to any Unidentified Third Party Contract, before the date on which EDS assumes responsibility for it under Section 5.3(f) hereof) and (ii) with respect to Third Party Software Licenses or Third Party Service Contracts identified as "Managed Contracts" on Schedule 5.3(a)(i) or Schedule 5.3(a)(ii) respectively, on or after the Commencement Date;

         (c) tortious acts or omissions of Coors employees and contractors located in any EDS facility committed against the alleging third party, but excluding therefrom (i) allegations arising solely from Coors' alleged breach of this Agreement, and (ii) allegations to which, if asserted in an action between EDS and Coors, Coors' compliance with its obligations under this Agreement would be a complete defense;

         (d) any claims of infringement of any patent, trade secret, copyright or other proprietary rights alleged to have occurred (A) because of Equipment, Software or other resources provided to EDS by or on behalf of Coors, and (B) attributable to acts or omissions which transpired prior to such resources being transferred or assigned to EDS (but specifically excluding claims arising from EDS' failure to obtain any Third Party Consents it is required to obtain pursuant to this Agreement unless such failure is a result of Coors' failure to pay for such Required Consent);

         (e) Coors' breach of its obligations with respect to EDS' Confidential Information;

         (f) any claims relating to violation by Coors of federal, state, local, foreign, or other laws or regulations or any common law protecting persons or members of a protected class or category, including laws or regulations prohibiting discrimination or harassment on the basis of a protected characteristic, including: (1) liability arising or resulting from a Transferred Employee's employment with Coors prior to the Commencement Date, (2) payment of wages that become due and owing to any Transferred Employee before such Transferred Employee's employment date with EDS, (3) employee pension or welfare benefits of any Transferred Employee that accrued before such Transferred Employee's employment date with EDS, (4) other aspects of any Transferred Employee's employment relationship with Coors or the termination of such relationship, including claims for breach of an express or implied contract of employment, and (5) liability resulting from representations by Coors to the employees to be transitioned to EDS, except to the extent resulting from the representations or actions of EDS; and

         (g) Coors' failure to comply with any bulk sales laws applicable to the sale by Coors to EDS of the Transferred Equipment.

15.3 Mutual Indemnification

         Each Party shall indemnify, defend and hold harmless the other Party, the other Party's Affiliates and their respective officers, directors, employees, agents, successors and assigns, from and against all Losses arising from, in connection with or relating to, third party allegations of any of the following: (i) death of or injury to any agent, employee, customer, invitee, visitor or other person to the extent caused by the conduct of the indemnitor, its Affiliates, or their respective agents, employees or contractors; (ii) damage to, or loss or destruction of, any real or tangible personal property to the extent caused by conduct of the indemnitor, its Affiliates, or their respective agents, employees or contractors; and (iii) any violation of law by the indemnitor, its Affiliates or their respective agents, employees or contractors, whether before, on or after the Commencement Date.

15.4 Infringement

         (a) If any item provided by EDS in connection with the Services becomes, or in EDS' reasonable opinion is likely to become, the subject of an infringement or misappropriation claim or proceeding, EDS shall, in addition to indemnifying Coors as provided in this Article and to the other rights Coors may have under this Agreement, promptly take the following actions at no additional cost to Coors and in the listed order of priority: (i) either secure the right to continue using the item or replace or modify the item to make it non-infringing, provided that any such replacement or modification will not degrade the performance or quality of the affected component of the Services; or
(ii) if (i) is not reasonably available, then remove the item from the Services and equitably adjust the charges to reflect such removal.

         (b) If any item provided by Coors in connection with the Services becomes, or in Coors' reasonable opinion is likely to become, the subject of an infringement or misappropriation claim or proceeding, Coors shall, in addition to indemnifying EDS as provided in this Article and to the other rights EDS may have under this Agreement, promptly take the following actions in the listed order of priority: (i) either secure the right to continue using the item or replace or modify the item to make it non-infringing, provided that if any such replacement or modification would degrade the performance or quality of the affected component of the Services, Service Levels will be adjusted accordingly; or (ii) if (i) is not reasonably available, then direct EDS to remove the item from the Services with the charges and Service Levels to be equitably adjusted to reflect such removal.

15.5 Indemnification Procedures

         (a) Promptly after receipt by an indemnitee of any written claim or notice of any action giving rise to a claim for indemnification by the indemnitee, the indemnitee shall so notify the indemnitor and shall provide copies of such claim or any documents relating to the action. No failure to so notify an indemnitor shall relieve the indemnitor of its obligations under this Agreement except to the extent that the failure or delay is prejudicial. Within thirty (30) days following receipt of such written notice, but in any event no later than ten (10) days before the deadline for any responsive pleading, the indemnitor shall notify the indemnitee in writing (a "Notice of Assumption of Defense") if the indemnitor elects to assume control of the defense and settlement of such claim or action.

         (b) If the indemnitor delivers a Notice of Assumption of Defense with respect to a claim within the required period, the indemnitor shall have sole control over the defense and settlement of such claim; provided, however, that
(i) the indemnitee shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim and (ii) the indemnitor shall obtain the prior written approval of the indemnitee before entering into any settlement of such claim or ceasing to defend against such claim. After the indemnitor has delivered a timely Notice of Assumption of Defense relating to any claim, the indemnitor shall not be liable to the indemnitee for any legal expenses incurred by such indemnitee in connection with the defense of such claim; provided, that the indemnitor shall pay for separate counsel for the indemnitee to the extent that conflicts or potential conflicts of interest between the Parties so require. In addition, the indemnitor shall not be required to indemnify the indemnitee for any amount paid by such indemnitee in the settlement of any claim for which the indemnitor has delivered a timely Notice of Assumption of Defense if such amount was agreed to without the prior written consent of the indemnitor, which shall not be unreasonably withheld or delayed in the case of monetary claims. An indemnitee may, in its sole discretion, withhold consent to settlement of claims of infringement affecting its proprietary rights, and settlements involving consents to injunctive or other equitable relief against the indemnitee.

         (c) If the indemnitor does not deliver a Notice of Assumption of Defense relating to a claim within the required notice period, the indemnitee shall have the right to defend the claim in such manner as it may deem appropriate, at the cost and expense of the indemnitor. The indemnitor shall promptly reimburse the indemnitee for all such costs and expenses upon written request therefor.

15.6 Subrogation

         In the event an indemnitor indemnifies an indemnitee pursuant to this Article, the indemnitor shall, upon payment in full of such indemnity, be subrogated to all of the rights of the indemnitee with respect to the claim to which such indemnity relates.

                                   ARTICLE 16
                            LIMITATIONS ON LIABILITY

16.1 General Intent

         Subject only to the limitations set forth in this Article, a Party who breaches any of its obligations under this Agreement shall be liable to the other for any damages actually incurred by the other as a result of such breach.

[***]

         [***]

         [***]

[***]

         [***]

         [***]

         [***]

16.4 Force Majeure

         (a) Subject to clause (d) below, neither Party shall be liable for any failure or delay in its performance under this Agreement, if and to the extent such failure or delay both (i) is caused without fault of such Party by fire, flood, earthquake, elements of nature or acts of God, acts of war, terrorism, riots, civil disorders, rebellions, quarantines, embargoes or other similar governmental action or similar causes that are beyond its reasonable control and
(ii) could not have been prevented by reasonable precautions and cannot reasonably be circumvented by the non-performing party through the use of work-around plans or other means (an event meeting the criteria in both clauses
(i) and (ii) is referred to as a "Force Majeure Event"). EDS acknowledges that, pursuant to Section 9.11, the subcontracting by EDS to a third party of any obligation of EDS under this Agreement shall not make such obligation "beyond EDS' reasonable control" for purposes of this Section.

         (b) Subject to clause (c) below, upon the occurrence of a Force Majeure Event, the non-performing Party shall be excused from any further performance of the affected obligations for as long as both the Force Majeure Event continues in effect and such Party uses its best efforts to recommence performance whenever and to whatever extent practicable without delay. The Party unable to perform its obligations shall notify the other Party of such Force Majeure Event immediately by telephone (with written confirmation to follow within two Business Days).

         (c) (i) If a Force Majeure Event causes a material failure or delay in the performance of any Services for which EDS has disaster recovery responsibility pursuant to Exhibit A for more than three (3) consecutive days, Coors may, at its option, and in addition to any rights Coors may have pursuant to Section 17.5 (Termination Upon Force Majeure Event), procure, or cause EDS to procure, such Services from an alternate source until EDS is again able to provide such Services (if so requested by Coors, EDS shall procure such Services as quickly as practicable after request by Coors). Regardless of whether Coors procures such Services from an alternate source, or requests that EDS do so, [***] at which time Coors shall again obtain such Services from EDS (subject to Coors termination rights pursuant to Sections 17.1(a)(i) and 17.5). Coors shall continue to pay to EDS, subject to Section 13.5, the charges established hereunder during such period, but EDS shall not be entitled to any additional payments as a result of the Force Majeure Event.

             (ii) If a Force Majeure Event causes a material failure or delay in the performance of any Services for which EDS does not have disaster recovery responsibility pursuant to Exhibit A for more than three (3) consecutive days, Coors may, at its option, and in addition to any rights Coors may have pursuant to Section 17.5 (Termination Upon Force Majeure Event), procure such Services from an alternate source until EDS is again able to provide such Services. [***] Regardless of whether Coors procures such Services from an alternate source, Coors shall not be required to pay to EDS for the affected Services (and any Minimum Revenue Commitments shall be equitably adjusted for such period), during any period when such Services are not being provided by EDS as a result of a Force Majeure Event.

         (d) Nothing in this Section shall (i) relieve EDS of its obligation, upon the occurrence of a disaster, to successfully implement that portion of Coors' Disaster Recovery Plan for which EDS has responsibility pursuant to
Section 9.2 of Exhibit A within the timeframe(s) specified in such Disaster Recovery Plan or (ii) affect Coors' right of termination pursuant to Section 17.5.

16.5 Actions of Other Party

     Neither Party shall be liable for any failure or delay in the performance of its obligations under this Agreement if and to the extent such failure or delay is caused by the actions or omissions of the other Party or of the other Party's agents, employees or contractors (excluding agents, employees or contractors under the supervision of the non-performing Party); provided, that the Party which is unable to perform has provided the other Party with reasonable notice of such non-performance immediately after becoming aware of such actions or omissions and has used commercially reasonable efforts to perform notwithstanding the actions or omissions of the other Party or such agents, employees or contractors.

16.6 Uninterruptible Power Supply

     EDS shall not be liable for any failure or delay in the performance of its obligations under this Agreement if and to the extent such failure or delay is caused by a failure of the uninterruptible power supply existing at the Golden Data Center as of the Commencement Date, provided that EDS has taken reasonable steps to maintain such uninterruptible power supply. Coors acknowledges that EDS does not have an obligation to upgrade such uninterruptible power supply.


                                   ARTICLE 17
                                   TERMINATION

17.1 Termination for Cause

         (a) Coors shall have the option, but not the obligation, to terminate for cause this Agreement or one or more Service Towers, without payment of a termination fee:

                  (i) if EDS fails to successfully implement that portion of the Coors Disaster Recovery Plan for which EDS has responsibility pursuant to
Section 9.2 of Exhibit A within the timeframe(s) specified in such plan after the occurrence of any disaster; or

                  (ii) if there occurs a Service Level Termination Event (as defined in Section 5 of Exhibit B (Service Level Termination Event)); or

                  (iii) if EDS materially breaches any of its other obligations or responsibilities under this Agreement (including, without limitation, EDS' obligation to complete the Transition Services no later than January 31, 2002, and either (A) EDS fails to cure such breach within thirty (30) days after written notice thereof or (B) such breach is not reasonably curable within thirty (30) days after notice thereof; or

                  (iv) if EDS repeatedly breaches its obligations under this Agreement and such pattern of repeated breaches constitutes a material breach of this Agreement even though the individuals breaches have been cured by EDS.

         (b) Coors shall exercise its termination option by delivering to EDS written notice of such termination identifying the scope of the termination and the termination date.

         (c) Except as provided in Section 17.4, EDS shall have the option, but not the obligation, to terminate this Agreement only if:

                  (i) Coors fails to pay when due undisputed amounts Coors owes to EDS under this Agreement, [***]

                  (ii) [***]

                  (iii) Coors materially breaches its obligations under Article 8 (Confidentiality);

and Coors fails to cure such failure (with respect to clauses (i) and (ii) above) or such breach (with respect to clause (iii) above) within thirty (30) days after receipt from EDS of written notice thereof; provided, however, that such notice must: (A) be delivered in the manner described in Section 19.9 to Coors' Chief Information Officer in addition to the addressees set forth in
Section 19.9; (B) with respect to clauses (i) and (ii) above, specify the exact amount required to be paid to EDS or into the Escrow Account, as applicable, and the calculation thereof; (C) state EDS' intention to terminate this Agreement; and (D) specify (subject to Section 17.6(a)) the date on which such termination will become effective if the amount indicated is not paid (with respect to clauses (i) and (ii) above) or if the breach of Article 8 (Confidentiality) is not cured (with respect to clause (iii) above), which date shall be at least thirty (30) days after the date such notice is delivered to Coors; and provided further, that EDS may not terminate this Agreement if, within thirty (30) days after receipt from EDS of the foregoing written notice, (X) with respect to clause (i) above, Coors pays the undisputed amounts, if any, then owing, and notifies EDS that it disputes the balance of the amounts claimed by EDS, (Y) with respect to clause (ii) above, Coors pays the disputed amount into the Escrow Account or to EDS, pursuant to Section 13.5(b), or (Z) with respect to clause (iii) above, Coors cures the breach of Article 8 (Confidentiality).

         (d) EDS hereby waives any rights it may have under this Agreement, at law or in equity to terminate this Agreement for any reason other than that set forth in clause (c) above and Section 17.4.

17.2 Termination for Convenience

         (a) Coors shall have the option, but not the obligation, to terminate for convenience, this Agreement or the Application Maintenance and Enhancements Service Tower. Coors' option to terminate the remainder of the Agreement shall survive the exercise of its option to terminate the Application Maintenance and Enhancements Service Tower. Coors shall exercise its termination option by (i) delivering to EDS written notice of such termination identifying the scope of the termination and the termination date (which shall be at least one-hundred and twenty (120) days after the date of such notice) and (ii) paying to EDS on or before such termination date the applicable amount set forth on Schedule 17.2.

         (b) If a purported termination by Coors under Section 17.1 (Termination for Cause), Section 17.3 (Termination Upon Change in Control), Section 17.4 (Termination for Insolvency) or Section 17.5 (Termination Upon Force Majeure Event) is determined pursuant to Article 18 (Dispute Resolution) not to be a proper termination pursuant to such Sections, such termination shall be deemed a termination for convenience subject to this Section. Coors shall pay to EDS, and Coors' liability to EDS in consideration of such termination shall not exceed the greater of: (A) the termination for convenience fee that would have been applicable if Coors had instead delivered a notice of termination of this Agreement pursuant to Section 17.2(a) at the time of Coors' delivery of its notice of purported termination under any Section described in the preceding sentence, and [***] Such payment shall be in lieu of any other remedies EDS may have under this Agreement, at law or in equity with respect to the matters described in this Section, and EDS expressly waives all such remedies.

17.3 Termination Upon Change in Control

         Coors shall have the option, but not the obligation, to terminate this Agreement in its entirety if, directly or indirectly, in a single transaction or series of transactions, (i) a change in Control of EDS occurs, or (ii) all or substantially all of the assets of EDS are acquired. EDS shall notify Coors that any such event will or has occurred as soon as EDS is legally permitted to do so. Coors shall exercise its termination option by delivering to EDS, within one
(1) year after the last to occur of such events, written notice of such termination identifying the termination date (which shall be at least one hundred twenty (120) days after the date of such notice), [***]

17.4 Termination for Insolvency

         Either Party shall have the option, but not the obligation, to terminate this Agreement in its entirety without payment of a termination fee if the other Party (i) becomes insolvent or is unable to meet its debts as they mature, (ii) files a voluntary petition in bankruptcy or seeks reorganization or to effect a plan or other arrangement with creditors, (iii) files an answer or other pleading admitting, or fails to deny or contest, the material allegations of an involuntary petition filed against it pursuant to any act of Congress relating to bankruptcy, arrangement or reorganization, (iv) shall be adjudicated a bankrupt or shall make an assignment for the benefit of its creditors generally, (v) shall apply for, consent to or acquiesce in the appointment of any receiver or trustee for all or a substantial part of its property, or (vi) any such receiver or trustee shall be appointed and shall not be discharged within thirty (30) days after the date of such appointment. A Party may exercise its termination option pursuant to this Section by delivering to the other party written notice of such termination identifying the termination date. Notwithstanding the foregoing, EDS shall not have the right to terminate this Agreement if Coors continues to pay pursuant to this Agreement for Services during the pendency of any such bankruptcy or such other specified event.

17.5 Termination Upon Force Majeure Event

         (a) Coors shall have the option, but not the obligation, to terminate this Agreement or, from time to time, one or more affected Service Towers, without payment of a termination fee, if EDS fails to perform any Services (excluding EDS' obligation to successfully implement that portion of the Coors Disaster Recovery Plan for which EDS has responsibility pursuant to Section 9.2 of Exhibit A within the timeframe(s) specified in such plan, the breach of which obligation is subject to Section 17.1(a)(i)) in any material respects because of the occurrence of a Force Majeure Event and:

                  (i) subject to clause (ii) below, EDS does not cure such failure within thirty (30) days after the occurrence of the Force Majeure Event; or

                  (ii) such failure is not reasonably curable within thirty (30) days after such occurrence.

         (b) Coors shall exercise its termination option by delivering to EDS written notice of such termination identifying the termination date, within ninety (90) days after Coors' termination option becomes exercisable pursuant to clause (a) above.

17.6 Extension of Expiration/Termination Effective Date

         (a) Coors may, at its option, extend the expiration date of the Term or the termination date of the Term (regardless of whether the Agreement has been terminated by Coors or EDS) one or more times by delivering written notice of such extension to EDS at least thirty (30) days before such expiration date or termination date (as such expiration date or termination date may have been extended pursuant to the previous exercise of such extension option one or more times); provided, however, that:

                  (i) Coors may also extend the expiration date or termination date (as it may have been extended pursuant to the previous exercise of the option granted by this Section) without providing at least thirty (30) days written notice if Coors indicates to EDS in good faith that Coors requires such extension because Coors' transition to a new outsourcer or to providing the Services internally has been delayed; and

                  (ii) the total of all extensions pursuant to this Section shall not exceed eighteen (18) months; and

                  (iii) the total length of the Term, including any extensions pursuant to this Section shall not exceed seven (7) years.

         (b) This Agreement shall continue to govern the performance of all Services during such extension period(s), except that if the Agreement was terminated by EDS for Coors' nonpayment pursuant to Section 17.1(c)(i) (Termination for Cause, Non-payment of Undisputed Amounts), EDS may, at its option, require Coors to pay the undisputed unpaid amounts then due from Coors to EDS and require Coors to pay for any Services pursuant to this Section monthly in advance, based upon a reasonable estimate of the amount payable for such Services.

         (c) EDS acknowledges that, if it were to breach, or threaten to breach, its obligation to continue to provide Coors with Services during any extension period(s), Coors may be irreparably harmed. In such a circumstances, Coors shall be entitled to proceed directly to a court of competent jurisdiction and obtain such injunctive, declaratory or other injunctive relief as may be reasonably necessary to prevent such breach.

17.7 Effect of Termination

     Termination of this Agreement or any Service Towers for any reason under this Article shall not affect (i) any liabilities or obligations of either Party arising before such termination or out of the events causing such termination or
(ii) any damages or other remedies to which a Party may be entitled under this Agreement, at law or in equity arising from any breaches of such liabilities or obligations.

17.8 Expiration/Termination Assistance

         (a) Commencing one (1) year before the expiration of the Term or, if applicable, upon delivery of a termination notice by Coors or EDS pursuant to
Article 17 (Termination), and continuing until six (6) months after the expiration of the Term or, if applicable, six (6) months after the termination date (as such expiration date or termination date may be extended pursuant to Section 17.6 (Extension of Expiration/Termination Effective Date)), EDS shall provide to Coors or Coors' designee the assistance reasonably requested by Coors to facilitate the orderly transfer of the Services to Coors or its designee, including, without limitation, the assistance described in Exhibit D (collectively, "Termination Assistance"). This Agreement shall continue to govern the performance of all such Termination Assistance before or after the expiration or termination of the Term; provided, however, that:

                  (i) [***]

                  (ii) after such expiration date or termination date, EDS shall have no obligation to continue performing Services other than the Termination Assistance unless mutually agreed by the Parties. In the event that Coors requests that EDS perform Termination Assistance after such expiration date or termination date, Coors shall pay EDS for:

                           (A) each hour of consulting services included in
Termination Assistance at the rates specified in Exhibit C; and

                           (B) for other out-of-pocket expenses reasonably
incurred by EDS in order to provide Termination Assistance; and

                  (iii) if the Agreement was terminated by EDS for Coors' nonpayment pursuant to Section 17.1(c)(i) (Termination for Cause, Non-payment of Undisputed Amounts), EDS may, at its option, require Coors to pay for any Termination Assistance pursuant to clause

(ii) above monthly in advance, based upon a reasonable estimate of the amount payable for such Termination Assistance.

         (b) EDS shall provide Coors and its auditors upon request the information used by EDS to determine its charges pursuant to clause (a) above. If Coors' auditors determine that the amounts charged by EDS did not comply with such clause, EDS shall reimburse Coors for (i) the excess charges and (ii) the cost of the audit up to (but not exceeding) the amount of the excess charges within thirty (30) days after Coors' written request (which shall include the relevant portions of the audit report).

         (c) EDS acknowledges that, if it were to breach, or threaten to breach, its obligation to provide Coors with Termination Assistance, Coors may be irreparably harmed. In such a circumstances, Coors shall be entitled to proceed directly to a court of competent jurisdiction and obtain such injunctive, declaratory or other injunctive relief as may be reasonably necessary to prevent such breach.

17.9 Purchase of Equipment

         (a) Notwithstanding clauses (b) and (c) below, if this Agreement is terminated for any reason during the first thirty (30) months of the Term, regardless of the reason for such termination, Coors shall assume from EDS, and EDS shall assign to Coors, the equipment lease entered into between EDS and its third party equipment lessor on or about the Commencement Date pursuant to which EDS leases the Transferred Equipment from such lessor, provided that such equipment lease requires the lessee to make equal month payments throughout the 30-month term thereof and is otherwise on commercially standard terms. Coors shall continue to pay to EDS the Monthly Current Asset Payment until the earlier of the expiration of such equipment lease or the date such assignment is consummated, and thereafter Coors shall perform the obligations of the lessee under such equipment lease.

         (b) Upon expiration of the Term or upon termination of this Agreement by Coors pursuant to Section 17.2 (Termination for Convenience): (i) Coors shall purchase from EDS, and EDS shall sell to Coors, all Equipment owned by EDS and used by EDS exclusively to provide the Services (excluding any Equipment used to support EDS Personnel); and (ii) Coors shall assume from EDS, and EDS shall assign to Coors, any equipment lease entered into by EDS exclusively to provide equipment to Coors in connection with the Services, provided that such equipment lease requires the lessee to make equal monthly payments throughout the term thereof and is otherwise on commercially standard terms.

         (c) Upon termination of the Term pursuant to Section 17.1 (Termination for Cause) Section 17.3 (Termination Upon Change in Control) Section 17.4 (Termination for Insolvency) and Section 17.5 (Termination Upon Force Majeure Event): (i) Coors shall have the option, but not the obligation, to purchase (and EDS shall, at Coors' option, sell to Coors) any or all Equipment owned by EDS and used by EDS primarily to provide the Services; and (ii) Coors shall have the option, but not the obligation, to assume from EDS (and EDS shall, at Coors' option, assign to Coors), any EDS equipment lease entered into by EDS primarily for the purpose of providing the Services; provided, that in order to exercise the options described in clauses (i) and (ii) above, Coors must notify EDS of which assets it intends to purchase and/or lease within thirty (30) days after Coors' delivery to EDS of Coors' notice of termination.

         [***]

         [***]

17.10 EDS Software License

      Upon expiration or earlier termination of the Term, EDS shall grant to Coors or its designee (for the internal use of Coors, its Affiliates and the other entities described in Section 3.3) a perpetual, worldwide, royalty-free, nonexclusive license to use, copy, maintain, modify, enhance and create derivative works of EDS Software used to provide the Services at the end of the Term, and EDS shall maintain, modify and update such EDS Software on reasonable terms and conditions no less favorable than those offered to other EDS customers. If for any reason any such EDS Software is not available to Coors or such designee or cannot be licensed to Coors or such designee at the expiration or earlier termination of the Term, EDS shall procure [***] a license for substitute Software with substantially equivalent functionality, [***].

17.11 Third Party Contracts

      Upon expiration or earlier termination of the Term, EDS shall, at Coors' request, and to the extent permitted by the applicable Third Party Contract and any applicable Third Party Consent, assign to Coors or its designee any Third Party Software Licenses (excluding EDS licenses also used to provide services to other EDS customers) and any Third Party Service Contracts (excluding EDS agreements also used to provide services to other EDS customers) used to provide goods or Services at the end of the Term. EDS shall use commercially reasonable efforts to obtain any necessary third party consents to such assignment. [***] Concurrently with such assignment, Coors shall deliver to EDS a corporate check payable to EDS equal to the amount, if any, of payments made by EDS pursuant to such Third Party Software Licenses and Third Party Services Contracts attributable to the period after such assignment. If any of the Third Party Contracts reassigned to Coors are Third Party Contracts listed on Schedule 5.3(b), EDS shall also assign to Coors, [***] any remaining portion of the prepayments listed on such Schedule, concurrently with such reassignment.



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

17.12 Offers to EDS Employees

      Beginning six (6) months before expiration of the Term, (or, if applicable, upon delivery of a notice of partial or complete termination pursuant to this Article), Coors shall be entitled to seek to hire any EDS employee who has spent substantially all of his or her working hours in the preceding six (6) months providing Services to Coors which are expiring (or, if applicable, being terminated by Coors), provided, however, that the effective date of any such employee's employment with Coors may not be prior to the end of the Term (or, if applicable, the effective date of the termination of the Services which are being terminated), unless such employee is required by EDS to perform Termination Assistance, in which case, the effective date of such employee's employment date with Coors shall be after the date on which EDS no longer requires such employee to perform the Termination Assistance. EDS shall not interfere with Coors' efforts, shall not enforce any restrictions imposed on such employees by agreement or policy which would interfere with Coors' efforts, and shall provide Coors access to such employees for the purposes of interviews, evaluations and recruitment.

17.13 Return of Confidential Information

      Immediately upon termination or expiration of the Term, or otherwise at Coors' request, EDS shall unconditionally return to Coors all of Coors' Confidential Information, including, without limitation, Coors Data, Coors Software, and Third Party Software licensed to Coors, in each case in the form maintained by EDS or as otherwise reasonably requested by Coors. EDS shall not have any right to retain, encrypt, corrupt or destroy any of Coors' Confidential Information, and EDS hereby waives any and all statutory or common law liens, claims of lien or similar rights, remedies or encumbrances that may now or hereafter exist and might limit or condition EDS' obligations under this Section.

                                   ARTICLE 18
                               DISPUTE RESOLUTION

18.1 General

     Any dispute or controversy between the parties with respect to the interpretation or application of any provision of this Agreement or the performance by EDS or Coors of their respective obligations hereunder shall be resolved as provided in this Article.

18.2 Informal Dispute Resolution

     The Parties may, if they mutually agree to do so, attempt to resolve the dispute informally in the following manner:

         (a) Either Party may submit the dispute to a joint committee (the "Dispute Resolution Committee"), consisting of (i) Coors' Chief Information Officer, and (ii) EDS' Western Region Client Executive (or, in each case, any successor office assuming substantially all of such office's responsibility). The Dispute Resolution Committee shall meet as often as the Parties reasonably deem necessary to gather and analyze any information relevant to the



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

resolution of the dispute. The Dispute Resolution Committee shall negotiate in good faith in an effort to resolve the dispute.

         (b) If the Dispute Resolution Committee determines in good faith that resolution through continued discussions by the Dispute Resolution Committee does not appear likely, the dispute shall be referred to the Steering Committee to negotiate a resolution of the dispute.

         (c) During the course of negotiations, all reasonable requests made by one Party to the other for non-privileged information, reasonably related to the dispute, shall be honored in order that each of the Parties may be fully advised of the other's position.

         (d) The specific format for the discussions shall be determined at the discretion of the Dispute Resolution Committee or the Steering Committee, but may include the preparation of agreed upon statements of fact or written statements of position.

         (e) Proposals and information exchanged during the informal proceedings described in this Article between the Parties shall be privileged, confidential and without prejudice to a Party's legal position in any formal proceedings. All such proposals and information, as well as any conduct during such proceedings, shall be subject to Colorado Rules of Evidence, Rule 408, and shall be inadmissible in any subsequent proceedings (but this provision shall not be construed to render inadmissible documents or other evidence merely because they were referred to, transmitted or otherwise used in any such informal proceedings.

         (f) Notwithstanding this Section 18.2, either Party may commence formal dispute resolution proceedings pursuant to Section 18.3(a) (Arbitration) with respect to any dispute without first observing the procedures set forth in this Section.

18.3 Arbitration

         (a) Except as set forth in clause (b) below, any controversy or claim arising out of or relating to this Agreement, or any alleged breach hereof, including any controversy regarding the arbitrability of any dispute, shall be settled at the request of either Party by binding arbitration in metropolitan Denver, Colorado before and in accordance with the then existing Commercial Arbitration Rules of the American Arbitration Association (the "Rules"). In any dispute in which the amount in controversy is less than One Million Dollars ($1,000,000), there shall be one (1) arbitrator agreed to by the Parties or, if the Parties are unable to agree within thirty (30) days after demand for arbitration is made, selected in accordance with the Rules. In all other cases there shall be three (3) arbitrators, one (1) of whom shall be selected by Coors within thirty (30) days after demand for arbitration is made, one (1) of whom shall be selected by EDS within thirty (30) days after demand for arbitration is made, and one (1) of whom shall be selected by the two Party-appointed arbitrators within thirty (30) days after the date the last of them was selected. If one or more arbitrator(s) is not selected within the time period stated in the preceding sentence, such arbitrator(s) shall be selected pursuant to Rule 13 of the Rules. Any arbitrator(s) proposed by the American Arbitration Association shall have at least five (5) years experience in complex data processing transactions. The arbitrators shall apply the law set forth in
Section 18.5 to govern this Agreement and shall have the power to award any remedy available at law or in equity; provided, however, that the arbitrators shall have no jurisdiction to amend this Agreement or grant any relief not permitted herein or beyond the relief permitted herein. Any award rendered by the arbitrators shall be final and binding on the Parties, and judgement on such award may be entered in any court having jurisdiction thereof.

         (b) Notwithstanding clause (a) above:

                  (i) Either Party may request a court of competent jurisdiction to grant provisional injunctive or other relief to such Party solely for the purpose of maintaining the status quo until an arbitrator can render an award on the matter in question and such award can be confirmed by a court having jurisdiction thereof.

                  (ii) If a third party brings a claim or lawsuit against one or both of the Parties relating in any way to this Agreement, the Party named in such claim or lawsuit may, at its option, file a cross-complaint against the other Party in such lawsuit with respect to the controversy or claim, in which case the controversy or claim shall be resolved by such court in lieu of arbitration.

                  (iii) If a controversy or claim is related in any way to a breach or threatened breach of provisions of this Agreement concerning Confidential Information or intellectual property, such controversy or claim shall, at the request of either party, be resolved by a court of competent jurisdiction.

                  (iv) If a controversy or claim is related in any way to a breach or threatened breach of any provision of this Agreement expressly providing for equitable remedies, the Party seeking such remedies may, at its option, do so in a court of competent jurisdiction.

18.4 Continued Performance

     Subject to Section 13.5 (Setoff and Withholding), both parties shall continue performing their respective obligations and responsibilities under this Agreement while any dispute is being resolved in accordance with this Article, unless and until such obligations are terminated or expire in accordance with the provisions of this Agreement.

18.5 Applicable Law

     All questions concerning the validity, interpretation and performance of this Agreement shall be governed by and decided in accordance with the laws of the State of Colorado, as such laws are applied to contracts between Colorado residents that are entered into and performed entirely within the State of Colorado.

18.6 Jurisdiction and Venue

     The Parties hereby submit and consent to the exclusive jurisdiction of any state or federal court with jurisdiction over Jefferson County, Colorado, and irrevocably agree that all actions or proceedings relating to this Agreement, other than any action or proceeding required by this Article to be submitted to arbitration, shall be litigated in such courts, and each of the Parties waives any objection which it may have based on improper venue or forum non conveniens to



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

the conduct of any such action or proceeding in such court. Notwithstanding the foregoing, the Parties also consent to the jurisdiction of any court described in Section 18.3(b)(ii), with respect to claims and controversies described in such Section, and irrevocably agree that all such claims and controversies may be litigated in any such court, and waive any objection which they may have based on improper venue or forum non conveniens to the conduct of any such action or proceeding in any such court. Nothing in this Section shall affect the obligation of the Parties with respect to the arbitration of disputes pursuant to Section 18.3.

18.7 Fees and Costs

     In any legal action, the prevailing Party shall be entitled to recover, in addition to its damages (subject to any applicable limitations stated elsewhere in this Agreement), its reasonable attorneys' fees, expert witness fees, and other ordinary and necessary costs of litigation, as determined by the arbitrators or court. Such costs include, without limitation, costs of any legal proceedings brought to enforce or appeal a judgment or decree. Each Party shall pay its own attorneys' fees and one-half (1/2) of all arbitration costs (including the fees and expenses of the American Arbitration Association and the arbitrator(s)), subject to final apportionment by the arbitrators.

18.8 Remedies

     The Parties agree that in the event of any breach or threatened breach of any provision of this Agreement (i) concerning Confidential Information, (ii) concerning intellectual property rights or (iii) for which equitable remedies are expressly provided in this Agreement, money damages may be an inadequate remedy. Accordingly, provisions concerning Confidential Information or intellectual property rights may be enforced by the preliminary or permanent, mandatory or prohibitory injunction or other order of a court of competent jurisdiction, and either Party may seek from a court of competent jurisdiction equitable remedies for breaches of any provisions expressly providing for such remedies.

                                   ARTICLE 19
                                  MISCELLANEOUS

19.1 Interpretation

         (a) All Schedules are hereby incorporated into this Agreement by reference. In the event of any conflict or inconsistency between this Master Services Agreement and the Schedules, such conflict or inconsistency shall be resolved by giving precedence first to this Master Services Agreement and second to the Schedules.

         (b) In this Agreement, words importing the singular number include the plural and vice versa and words importing gender include all genders. The word "person" includes, subject to the context in which it appears, an individual, partnership, association, corporation, trustee, executor, administrator or legal representative.

         (c) In this Agreement, unless otherwise specifically provided:

                  (i) In the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding."

                  (ii) References to a specified Article, Section, subsection, Schedule or other subdivision shall be construed as references to that specified Article, Section, subsection, Schedule or other subdivision of this Agreement unless the context otherwise requires.

                  (iii) The word "dollar" and the symbol "$" refer to United States dollars.

                  (iv) As provided in Section 14.4(b) (Mutual Covenants), any reference to an approval or consent required of a Party shall be deemed to include the phrase "which approval or consent shall not be unreasonably withheld" unless this Agreement grants such Party the right to withhold such approval or consent in its sole discretion.

         (d) The Parties are sophisticated and have been represented by counsel during the negotiation of this Agreement. As a result, the Parties believe the presumption of any laws or rules relating to the interpretation of contracts against the drafter thereof should not apply, and hereby waive any such presumption.

19.2 Binding Nature and Assignment

     Neither Party may assign (whether by merger, operation of law or otherwise) any of its rights or obligations under this Agreement without the prior written consent of the other Party; provided, however, that Coors may in its sole discretion assign its rights and obligations under this Agreement to an Affiliate or to an entity which acquires all or substantially all of its assets or to any successor in a merger or acquisition; and provided further, that EDS may grant to its third party equipment lessor with respect to the Transferred Equipment EDS' right to receive and collect the Monthly Current Asset Payments in accordance with this Agreement. No assignment by a Party shall relieve such Party of its rights and obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding on the Parties and their respective successors and assigns.

19.3 Expenses

     In this Agreement, unless otherwise specifically provided, all costs and expenses (including the fees and disbursements of legal counsel) incurred in connection with this Agreement and the completion of the transactions contemplated by this Agreement shall be paid by the Party incurring such expenses.

19.4 Amendment and Waiver

     No supplement, modification, amendment or waiver of this Agreement shall be binding unless executed in writing by the Party against whom enforcement of such supplement, modification, amendment or waiver is sought. No waiver of any of the provisions of this



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

Agreement shall constitute a waiver of any other provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

19.5 Further Assurances

     Each Party shall provide such further documents or instruments required by the other Party as may be reasonably necessary or desirable to give effect to this Agreement and to carry out its provisions.

19.6 Publicity

     All media releases, public announcements and other disclosures by either Party relating to this Agreement or the subject matter hereof, including promotional or marketing material, but excluding announcements intended solely for internal distribution or to meet legal or regulatory requirements, shall be coordinated with and approved by the other Party prior to release.

19.7 Severability

     Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions or affecting the validity or enforceability of such provision in any other jurisdiction.

19.8 Entire Agreement

     This Agreement, including the Schedules, constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof, including, without limitation, the SAP Hardware Purchase Letter Agreement dated July 16, 2001 between EDS and Coors; provided, that the Consultant Agreement Number 7500018533 dated October 26, 2000 among Coors, EDS and Electronic Data Systems Corporation shall continue in force with respect to the matters described therein. There are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth in this Agreement.



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
19.9 Notices

     Any notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be deemed delivered to a Party (i) when delivered by hand or courier, (ii) when sent by confirmed facsimile with a copy sent by another means specified in this Section, or (iii) six (6) days after the date of mailing if mailed by United States certified mail, return receipt requested, postage prepaid, in each case to the address of such Party set forth below (or at such other address as the Party may from time to time specify by notice delivered in the foregoing manner):

If to EDS, to:

     EDS Information Services, L.L.C.
     833 W.S. Boulder Road
     Louisville, CO 80027
     Attn: Mike O'Hair
     Tel: (303) 666-3948
     Fax: (303) 666-3965

with a copy to:

     EDS Information Services, L.L.C.
     5400 Legacy Drive
     Mailstop H3-3A-05
     Plano, TX 75024
     Attn: General Counsel
     Tel: (972) 605-5500
     Fax: (972) 605-3491

If to Coors, to:

     Coors Brewing Company
     Mail Number CE130
     P.O. Box 4030
     Golden, CO 80401
     Attn: Tammy Berberick
     Tel: (303) 277-2545
     Fax: 303-277-7086

with a copy to:

     Coors Brewing Company
     Mail No. NH312
     P.O. Box 4030
     Golden, CO 80401
     Attn: General Counsel
     Tel: (303) 277-2505
     Fax:  303-277-6517



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

19.10 Survival

      Any provision of this Agreement which contemplates performance or observance subsequent to any termination or expiration of this Agreement, including, without limitation, Section 6.6 (No Employment Offers), Section 7.4 (Other Intellectual Property), Section 7.5 (Residual Rights), Article 8 (Confidentiality), Article 10 (Audits), Section 12.1 (Charges) with respect to Services rendered during the Term, Section 12.3 (Taxes), Section 12.6 (Recordkeeping), Article 15 (Indemnification), Article 16 (Limitations on Liability), Sections 17.7 through 17.13, inclusive (Termination) and Article 18 (Dispute Resolution) shall survive the expiration or earlier termination of the Term and continue in full force and effect. Without limiting the foregoing, it is the Parties' specific intent that EDS' indemnification obligations pursuant to Article 15 (Indemnification) relating to the Golden Data Center and the Golden Data Center Lease (as amended from time to time) shall survive with respect to events occurring before or after the termination or expiration of this Agreement.

19.11 Independent Contractor

      EDS shall perform its obligations under this Agreement as an independent contractor of Coors. Nothing herein shall be deemed to constitute EDS and Coors as partners, joint venturers, or principal and agent. EDS has no authority to bind Coors legally or equitably by contract, admission, acknowledgment or undertaking, or to represent Coors as to any matters, except as expressly authorized in this Agreement.

19.12 No Third Party Beneficiaries

      Except as set forth in Article 15 (Indemnification) of this Agreement, nothing in this Agreement, express or implied, is intended to confer on rights, benefits, remedies, obligations or liabilities on any person (including, without limitation, any employees of the Parties) other than the Parties or their respective successors or permitted assigns.

19.13 Counterparts

      This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.




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
         IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first above written.


COORS BREWING COMPANY               EDS INFORMATION SERVICES, L.L.C.

By: /s/ TIMOTHY V. WOLF             By: /s/ MICHAEL P. OTTAIR
   ----------------------              ----------------------
Name: Timothy V. Wolf               Name: Michael P. Ottair
     --------------------                --------------------
Title: SRVP, CFO                    Title: Client Executive
      -------------------                 -------------------